EXHIBIT 2.1

Execution Copy

ASSET PURCHASE AGREEMENT

by and among

Glacial Lakes Energy, LLC

as Buyer,

ABE South Dakota, LLC

as Seller

and

Advanced BioEnergy, LLC

as Parent

August 1, 2019

TABLE OF CONTENTS

Page

Article I DEFINITIONS	2
1.1.	Definitions2
1.2.	Interpretation and Rules of Construction16
Article II PURCHASE AND SALE OF ASSETS	16
2.1.	Purchased Assets16
2.2.	Excluded Assets18
2.3.	Assumed Liabilities19
2.4.	Excluded Liabilities20
Article III PURCHASE PRICE	20
3.1.	Purchase Price20
3.2.	Closing Statement; Determination of Inventory Value and Accrued Contract Liabilities Amount21
3.3.	Payments at the Closing21
3.4.	[Intentionally omitted]22
3.5.	Purchase Price Allocation22
3.6.	Closing22
3.7.	Closing Deliveries of the Seller Parties22
3.8.	Closing Deliveries of Buyer24
3.9.	Withholding25
Article IV REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES	25
4.1.	Organization, Power and Authorization25
4.2.	Capitalization; No Subsidiaries or Investments26
4.3.	Noncontravention27
4.4.	SEC Documents; Financial Statements; Undisclosed Liabilities27
4.5.	Absence of Certain Changes or Events28
4.6.	Title to and Sufficiency of Purchased Assets30
4.7.	Compliance; Permits30
4.8.	Tax Matters31
4.9.	Environmental Matters32
4.10.	Intellectual Property32
4.11.	Real Estate33
4.12.	Litigation34
4.13.	Employee Benefits35
4.14.	Insurance35
4.15.	Contracts36
4.16.	Labor and Employment Matters38
4.17.	Related Party Transactions39
4.18.	Inventory39
4.19.	Customers and Suppliers39

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4.20.	Product Warranty and Liability40
4.21.	Information Supplied40
4.22.	Fairness Opinion40
4.23.	No Brokers40
4.24.	Construction Matters40
4.25.	No Other Representations or Warranties41
Article V REPRESENTATIONS AND WARRANTIES OF BUYER	42
5.1.	Organization, Standing and Power42
5.2.	Authority42
5.3.	Non-Contravention42
5.4.	Litigation43
5.5.	Information Supplied43
5.6.	Financing43
5.7.	Solvency43
5.8.	No Brokers43
5.9.	No Reliance43
Article VI COVENANTS	44
6.1.	Conduct of Business44
6.2.	Solicitation; Takeover Proposals; Change of Recommendation46
6.3.	Notification of Certain Matters50
Article VII ADDITIONAL AGREEMENTS	51
7.1.	Preparation of the Proxy Statement; Members’ Meeting51
7.2.	Access52
7.3.	Reasonable Best Efforts; Approvals52
7.4.	Employee and Employee Benefit Plan Matters54
7.5.	Tax Matters57
7.6.	Public Announcements and SEC Disclosures58
7.7.	Bulk Sales Laws58
7.8.	Post-Closing Remittances58
7.9.	Further Assurances59
7.10.	Records Retention59
7.11.	Outstanding Consents59
7.12.	Title Evidence60
7.13.	Environmental Matters61
7.14.	Confidentiality62
7.15.	Utilities, Service Providers62
7.16.	Non-Competition; Non-Solicitation62
7.17.	Construction; Punch List63
7.18.	Industry Track Agreement66
7.19.	Buyer Subsidiaries66
Article VIII CONDITIONS PRECEDENT	67
8.1.	Conditions to Each Party’s Obligations67
8.2.	Conditions to Buyer’s Obligations67

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8.3.	Conditions to Seller Parties’ Obligations68
8.4.	Frustration of Closing Conditions69
Article IX TERMINATION	69
9.1.	Termination69
9.2.	Effect of Termination71
9.3.	Termination Fee71
9.4.	Amendment; Waiver71
Article X INDEMNIFICATION	71
10.1.	Survival71
10.2.	Indemnification by Seller Parties72
10.3.	Indemnification by Buyer72
10.4.	Indemnification Procedures73
10.5.	Limitations on Indemnification75
10.6.	Tax Treatment of Indemnification Payments77
10.7.	Exclusive Remedy77
10.8.	Claims Unaffected by Investigation78
10.9.	Indemnity Escrow Release78
Article XI MISCELLANEOUS	78
11.1.	Expenses78
11.2.	Notices78
11.3.	Entire Agreement79
11.4.	No Third-Party Beneficiaries79
11.5.	Assignment80
11.6.	Governing Law80
11.7.	Jurisdiction; Service of Process80
11.8.	Waiver of Jury Trial80
11.9.	Specific Performance81
11.10.	Non-Recourse81
11.11.	Severability82
11.12.	Counterparts; Facsimile and Electronic Signatures82

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EXHIBITS

Exhibit AVoting Agreement

Exhibit B Form of Assignment of Intellectual Property

Exhibit CForm of Assignment of Leases and Licenses

Exhibit DForm of Bill of Sale

Exhibit E-1Form of Escrow Agreement – Indemnity Escrow Fund

Exhibit E-2Form of Escrow Agreement – Punch List Escrow Fund

Exhibit FForm of Funds Flow Agreement

Exhibit GInventory Principles

Exhibit HAllocation Schedule

Exhibit IForm of Employee Non-Solicitation Agreement

DISCLOSURE SCHEDULES

Schedule 2.1(a)Owned Land

Schedule 2.1(b)Leased and Licensed Real Property

Schedule 2.1(c)Equipment

Schedule 2.1(f)Acquired Contracts

Schedule 2.2(j)Excluded Contracts

Schedule 2.2(p)Other Assets

Schedule 4.3(a)Third Party Consents

Schedule 4.3(b)Required Governmental Approvals

Schedule 4.4(c)Indebtedness

Schedule 4.4(d)Liabilities and Obligations

Schedule 4.5Absence of Certain Changes or Events

Schedule 4.6(a)Title Exceptions

Schedule 4.6(b) Sufficiency of Purchased Assets

Schedule 4.6(c)Condition of Purchased Assets

Schedule 4.6(d)Titled Vehicles and Equipment

Schedule 4.7(a)Compliance

Schedule 4.7(b)Material Permits

Schedule 4.8Tax Matters

Schedule 4.9Environmental Matters

Schedule 4.9(d)Transferability of Environmental Permits

Schedule 4.10(a)Intellectual Property

Schedule 4.11(a)Subleases and Licenses of Owned Real Property

Schedule 4.12Litigation

Schedule 4.13(a)Employee Benefits

Schedule 4.13(e)Certain Payments

Schedule 4.14Insurance Policies

Schedule 4.15(a)Material Contracts

Schedule 4.15(b)Renegotiation of Material Contracts

Schedule 4.15(c)Standard Employment Documents

Schedule 4.16(c)Employment

Schedule 4.17Related Party Transactions

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Schedule 4.18Inventory

Schedule 4.19(a)Principal Customers

Schedule 4.19(b)Principal Suppliers

Schedule 4.19(c)Relationship with Customers and Suppliers

Schedule 4.24(c)Construction Matters

Schedule 4.24(g)Contractor Schedule

Schedule 6.1(a)Conduct of Business

Schedule 6.1(b)Conduct of Business

Schedule 6.1(b)(iv)Benefit Plans

OTHER SCHEDULES

Schedule 7.4(a)Offered Employees

Schedule 7.4(g)Seller Medical Plans

Schedule 7.17(d)Punch List and Retainage

Schedule 7.17(e)Grain Bin Filling and Survey Procedures

Schedule 7.19Buyer Subsidiaries Allocation

Schedule 8.2(h)Required Governmental Approvals and Permits

Schedule 8.2(j)Required Third Party Consents

Schedule 8.2(k)Required Agreement Terminations

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EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of August 1, 2019, by and among (i) Glacial Lakes Energy, LLC, a South Dakota limited liability company (“Buyer”), (ii) ABE South Dakota, LLC, a Delaware limited liability company (“Seller”), and (iii) Advanced BioEnergy, LLC, a Delaware limited liability company and the owner of all of the issued and outstanding membership interests in Seller (“Parent” and, together with Seller, the “Seller Parties”).  Buyer and the Seller Parties are each referred to in this Agreement as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, through its plants located in (i) Aberdeen, South Dakota (the “Aberdeen Plant”) and (ii) Huron, South Dakota (the “Huron Plant” and, together with the Aberdeen Plant, the “Ethanol Plants”), Seller is engaged in the business of producing ethanol and co-products, including wet, modified and dried distillers’ grains and corn oil (such business conducted at the Ethanol Plants, the “Business”); and

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, substantially all of the assets, properties and rights of Seller related to the Business, upon the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Managers of Buyer has unanimously: (i) determined that it is in the best interests of Buyer and its sole member Glacial Lakes Corn Processors, and declared it advisable, to enter into this Agreement with Parent and Seller; and (ii) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby; in each case, in accordance with the South Dakota limited liability act and Buyer’s organizational documents;

WHEREAS, the sole member of Seller has approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby in accordance with the Delaware Limited Liability Company Act (the “DLLCA”) and Seller’s organizational documents;

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has unanimously: (i) determined that it is in the best interests of Parent and its Members (as defined below), and declared it advisable, to enter into this Agreement with Buyer; (ii) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby; and (iii) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the Members of Parent; in each case, in accordance with the DLLCA; and

WHEREAS, concurrently with the execution and delivery of this Agreement, Thomas H. Lee Partners, LP and certain affiliated entities (“THL”) are entering into an agreement with Buyer, dated as of the date hereof, in the form attached hereto as Exhibit A (the “Voting Agreement”), pursuant to which, subject to the limitations contained therein, THL has agreed to vote in favor of the consummation of the transactions contemplated by this Agreement;

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NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS

1.1.Definitions

.  For purposes of this Agreement, the following terms have the meanings set forth below:

“Aberdeen Plant” has the meaning set forth in the Recitals.

“Acquired Contracts” has the meaning set forth in Section 2.1(f).

“Accrued Contract Liabilities” means the Liabilities relating to the Accrued Contract Liabilities Amount.

“Accrued Contract Liabilities Amount” means the sum of (a) $95,000 to be paid to Agtegra Cooperative pursuant to the bill of sale dated April 1, 2019 for the sale and transfer of the conveyor system at the Aberdeen Plant on November 8, 2019 (the "Conveyor System Amount") plus (b) the Railcar Damage Amount (as determined pursuant to Section 3.2(c) below).

“Acquisition Agreement” has the meaning set forth in Section 6.2(e).

“Adverse Recommendation Change” has the meaning set forth in Section 6.2(e).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person.  For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreed Amount” has the meaning set forth in Section 10.4(b).

“Agreement” has the meaning set forth in the Preamble.

“Agtegra” means Agtegra Cooperative (f/k/a South Dakota Wheat Growers Association).

“Alcohol Fuel Permit” has the meaning set forth in Section 7.3(d).

“Allocation Schedule” has the meaning set forth in Section 3.5.

“Ancillary Real Property Rights” has the meaning set forth in Section 2.1(a).

“Assignment of Intellectual Property” means each Assignment of Intellectual Property to be entered into at the Closing by Seller and Buyer (or, as applicable, a Buyer Subsidiary, in

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accordance with Section 7.19 of this Agreement), in each case in substantially the form attached hereto as Exhibit B.

“Assignment of Leases and Licenses” means each Assignment of Leases and Licenses to be entered into at the Closing by Seller and Buyer (or, as applicable, a Buyer Subsidiary, in accordance with Section 7.19 of this Agreement), in each case in substantially the form attached hereto as Exhibit C.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Balance Sheet” has the meaning set forth in Section 4.4(d).

“Bank Account” means the bank account of Seller set forth in the Funds Flow Agreement.

“Basket” has the meaning set forth in Section 10.5(a).

“Benefit Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and any other material employee benefit plan, program or arrangement that Seller currently maintains or contributes to for the benefit of any employee or former employee (or their beneficiaries) of the Business.

“Bills of Sale” means each Bill of Sale, Assignment and Assumption Agreement to be entered into at the Closing by and between Seller and Buyer (or, as applicable, a Buyer Subsidiary, in accordance with Section 7.19 of this Agreement), in each case in substantially the form attached hereto as Exhibit D.

“Bin Certification Date” has the meaning set forth in Section 7.17(e).

“Bin Certificate” has the meaning set forth in Section 7.17(e).

“Board Actions” has the meaning set forth in Section 4.1(c).

“Books and Records” has the meaning set forth in Section 2.1(k).

“Buresh” has the meaning set forth in Section 7.17(f).

“Business” has the meaning set forth in the Recitals.

“Business Days” means any day other than a Saturday, Sunday or other day on which banks in New York or Minnesota are required or authorized by law to be closed.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Change Orders” has the meaning set forth in Section 4.24(i).

“Buyer Indemnified Party” means (1) Buyer, (2) its Affiliates (including each Buyer Subsidiary), (3) their respective directors, managers, officers, employees and agents and (4) their respective heirs, executors, successors and permitted assigns.

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“Buyer Plans” has the meaning set forth in Section 7.4(c)

“Buyer Subsidiaries” has the meaning set forth in Section 7.19.

“Buyer Warranty Breaches” has the meaning set forth in Section 10.3(a).

“Cap” has the meaning set forth in Section 10.5(a).

“Certificate of Substantial Completion” means a certificate of substantial completion from each Contractor constructing the Construction, with respect to the work performed by such Contractor in the Construction, that the Work performed by such Contractor (as such term is defined in each Contractor’s Construction Contract with Seller) was completed in accordance with the Contract Documents and conforms with applicable building codes and the Owner Specifications (as such terms are defined in each Contractor’s Construction Contract with Seller) and that the Work is substantially complete.  If applicable, Certificate of Substantial Completion shall also mean delivery by Contractor of a Certificate of Occupancy or other evidence from the entity having jurisdiction over the Construction that the Work conforms with applicable building codes.

“Claimed Amount” has the meaning set forth in Section 10.4(b).

“Closing” has the meaning set forth in Section 3.6.

“Closing Date” has the meaning set forth in Section 3.6.

“Closing Payment” has the meaning set forth in Section 3.3(a).

“CoBank Patronage Receivable” means amounts due under the CoBank Patronage Program for certain equity retirement payments, as set forth in that certain Assignment Agreement, dated March 25, 2019, between ABE Fairmont, LLC, as assignor, and Seller, as assignee, pursuant to which CoBank provided its consent to such assignment.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and the rules and regulations issued thereunder and any successor statute and the rules and regulations issued thereunder and of any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Sources” has the meaning set forth in Section 10.5(e).

“Confidentiality Agreement” means the letter agreement dated February 22, 2019, by and between Buyer and Parent.

“Construction” has the meaning set forth in Section 7.17(a).

“Construction Completion and Certification Date” has the meaning set forth in Section 7.17(e).

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“Construction Contract” has the meaning set forth in Section 4.15(a)xviii).

“Contract” means any contract, agreement, arrangement or understanding, whether written or oral and whether express or implied.

“Contractor” has the meaning set forth in Section 7.17(a).

“Dakota Energy Patronage Receivable” means that certain patronage receivable account for patronage credits accumulated by Seller as an owner of Dakota Energy Cooperative (the provider of electricity to the Huron Plant).

“Damages” means, with respect to any Person, any Liability, cost, damage, penalty, fine, Lien, fee, or other out-of-pocket loss or expense, including court costs and reasonable attorneys’ fees and expenses, whether or not arising out of a Third Party Claim, against or affecting such Person, but will not include any (i) incidental damages, consequential damages, special damages, indirect damages, lost revenue, income or profits, diminution of value, lost opportunity or damages measured by or based on a multiple of earnings (or other similar multiplier), other than (A) any such damages actually awarded to a third party in connection with a Third Party Claim or (B) to the extent reasonably foreseeable, any such damages actually incurred or suffered by any of the Buyer Indemnified Parties arising out of, relating to or resulting from any breach of any representation, warranty or covenant of or made by any Seller Party in Section 4.24, Section 7.17(e), Section 7.17(f) or Section 7.17(g) or (ii) punitive damages, other than any such damages actually awarded to a third party in connection with a Third Party Claim; provided, that nothing set forth in this definition shall limit Buyer’s right to receive the Delay Damages, if any, to the extent such Delay Damages become owing in accordance with the terms and conditions of Section 7.17(i).

“Deeds” has the meaning set forth in Section 3.7(i).

“Delay Damages” has the meaning set forth in Section 7.17(i).

“Disclosure Schedules” means the disclosure schedules attached to this Agreement which sets forth the information required under or exceptions to the representations and warranties contained in Article IV and Article V, and certain other information called for by this Agreement.

“DLLCA” has the meaning set forth in the Recitals.

“Effective Time” has the meaning set forth in Section 3.6.

“Enforceability Limitations” has the meaning set forth in Section 4.1(b).

“Environmental Claim” means any action, suit, claim, investigation, or legal, administrative or arbitration proceeding by any Person alleging Liability of whatever kind or nature (including Liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification or injunctive relief, or any combination thereof) arising out of, based on or resulting from: (a) the presence, use, storage, labeling, processing, disposal or Release of, or

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exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with or Liability under any Environmental Law or under a term or condition of any Environmental Permit.

“Environmental Laws” means any Legal Requirement, including United States federal, state, provincial, local or municipal statute, law, rule, regulation, ordinance or code, relating to:  (a) pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.  The term “Environmental Law” includes the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq. California Proposition 65; and any applicable foreign Legal Requirement.

“Environmental Notice” means any written notice of violation or infraction, or written notice respecting any Environmental Claim relating to actual or alleged non-compliance with or Liability under any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, license, grant, consent, authorization, registration, permit, right or other approval to operate from a Governmental Authority required under or issued, granted, given, authorized by or made pursuant to Environmental Law, including any authorizations to generate RINs or RIN Pathways under the RFS Program.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agents” means the Escrow Agent – Indemnity Escrow Fund and the Escrow Agent – Punch List Escrow Fund.  As used in this Agreement, Escrow Agent means any one or both of the Escrow Agents.

“Escrow Agent – Indemnity Escrow Fund” means Wilmington Trust, National Association.

“Escrow Agent – Punch List Escrow Fund” means the Title Company (as defined below).

“Escrow Agreements” means the Escrow Agreements for the Indemnity Escrow Fund and the Punch List Escrow Fund to be entered into at the Closing among Buyer, Seller and the Escrow Agents in substantially the forms attached hereto as Exhibit E-1 and Exhibit E-2.

“Ethanol Plants” has the meaning set forth in the Recitals.

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“Exchange Act” has the meaning set forth in Section 4.3(b).

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Contracts” has the meaning set forth in Section 2.2(j).

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Fairness Opinion” has the meaning set forth in Section 4.22.

“Final Payment” has the meaning specified in each Contractor’s Construction Contract with Seller.

“Final Trinity Report” has the meaning set forth in Section 3.2(c)(ii).

“Fraud” means common law fraud with the specific intent to deceive.

“Fundamental Representations” means (1) with respect to the Seller Parties, the representations and warranties of the Seller Parties contained in Section 4.1 (“Organization, Power and Authorization”), Section 4.2 (“Capitalization; No Subsidiaries or Investments”), Section 4.6(a) (“Title to Purchased Assets”) and Section 4.23 (“No Brokers”); and (2) with respect to Buyer, the representations and warranties of Buyer contained in Section 5.1 (“Organization, Standing and Power”), Section 5.2 (“Authority”), Section 5.6 (“Financing”) and Section 5.8 (“No Brokers”).

“Funds Flow Agreement” means the Funds Flow Agreement to be entered into at the Closing among Buyer and the Seller Parties in substantially the form attached hereto as Exhibit F.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means any court, tribunal or judicial or arbitral body in any jurisdiction or any United States federal, state, municipal or local or any foreign or other governmental, regulatory (including stock exchange) or administrative authority, agency or instrumentality.

“Grain Bin Damage Date” has the meaning set forth in Section 7.17(e).

“Grain Origination Agreement” means the Grain Origination Agreement, dated November 8, 2006, by and between Seller, as successor-in-interest to Heartland Grain Fuels, L.P., and Agtegra Cooperative, formerly known as South Dakota Wheat Growers Association, as amended by the Amendment to Grain Origination Agreement, dated October 1, 2007 and the Second Amendment to Grain Origination Agreement, dated April 16, 2019.

“Hazardous Materials” means (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas that is identified as hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived product, radioactive material or waste, asbestos, lead or

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lead-containing material, urea formaldehyde foam insulation and polychlorinated biphenyls that are regulated under Environmental Laws.

“Huron Plant” has the meaning set forth in the Recitals.

“Indebtedness” means (a) all indebtedness for borrowed money, whether current, short-term or long-term and whether secured or unsecured, or for the deferred purchase price of property or services (including any “earn-out” or similar payments but excluding, for the avoidance of doubt, accounts payables incurred in the ordinary course of business), and any related accrued interest, fees and prepayment penalties; (b) indebtedness evidenced by any note, bond, debenture or other debt security, and any related accrued interest, fees and prepayment penalties; (c) any indebtedness referred to in clauses (a) and (b) above of any Person that is secured by any Lien on property owned subject to such Lien whether or not the indebtedness secured has been assumed, and (d) all guarantees with respect to liabilities of a type described in any of clauses (a) through (b) above; provided, that, for the avoidance of doubt, Indebtedness shall exclude the Accrued Contract Liabilities and the other Liabilities included in the Assumed Liabilities.

“Indemnified Party” has the meaning set forth in Section 10.4(a)i).

“Indemnifying Party” has the meaning set forth in Section 10.4(a)i).

“Indemnity Escrow Amount” means $4,750,000.

“Indemnity Escrow Fund” means, at any time, the portion of the Indemnity Escrow Amount held in escrow by the Escrow Agent – Indemnity Escrow Fund, including all interest and other income earned thereon.

“Intellectual Property” means all of the following: (a) patents, patent applications and patent disclosures, (b) trademarks, service marks, corporate or limited liability company names, trade names, slogans, brand names, logos and Internet domain names, (c) copyrights and copyrightable works, (d) registrations and applications for any of the foregoing, (e) trade secrets, confidential information, know-how and inventions.

“Interim Period” has the meaning set forth in Section 6.1(a).

“Insurance Policies” has the meaning set forth in Section 4.14.

“Intervening Event Notice Period” has the meaning set forth in Section 6.2(f)i).

“Inventory” has the meaning set forth in Section 2.1(d).

“Inventory Principles” means the inventory measurement and valuation procedures and methodologies set forth in Exhibit G.

“Inventory Value” means the value of the Inventory of Seller (excluding the spare parts inventory) as of the Effective Time, as determined by the Seller Parties and Buyer in accordance with the Inventory Principles.

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“ITA Agreement” has the meaning set forth in Section 7.18.

“Knowledge of Seller” means (i) with respect to all matters, the actual knowledge of Richard Peterson, Christine Schuman or Ty Weisendanger, and such knowledge as would be obtained by such individuals after reasonable inquiry in the normal exercise of duties, (ii) to the extent relating to the operation of the Aberdeen Plant, the actual knowledge of Brett Hoffman, Jeff Thorne or Paul Bergeron, and such knowledge as would be obtained by such individuals after reasonable inquiry in the normal exercise of duties and (iii) to the extent relating to the operation of the Huron Plant, the actual knowledge of Brett Hoffman, Jeff Thorne, Greg Walter, or Chad Wilde, and such knowledge as would be obtained by such individuals after reasonable inquiry in the normal exercise of duties.

“Joinder Agreement” has the meaning set forth in Section 3.8(e).

“Leased and Licensed Real Property” has the meaning set forth in Section 2.1(b).

“Legal Requirement” means any federal, state, local or foreign law, statute, legislation, constitution, ordinance, code, judgment, order, decree, treaty, rule, regulation, ruling, direction or other restriction of an arbitrator or Governmental Authority.

“Lien” means any mortgage, pledge, lien, charge, deed of trust, easement, adverse claim, right of first refusal, preemptive right, fixture filing, levy, security interest or other encumbrance or restriction of any kind or nature.

“Liability” means any debt, liability, commitment, duty, responsibility or obligation of any kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether or not foreseeable, and whether due or to become due), whenever arising, including any liability for Taxes or any obligation under any Contract.

“Litigation” means any, suit, claim (or counterclaim), litigation, action, cause of action, demand, charge, complaint, arbitration, mediation, grievance, investigation, audit or other proceeding brought, whether civil, criminal, administrative, regulatory or otherwise, in law or in equity, conducted or heard by or before, or otherwise involving any court or other Governmental Authority.

“Material Adverse Effect” means any change, event, circumstance or effect, or series of related changes, events, circumstances or effects that, individually or in the aggregate, (a) has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations or financial condition of the Business, or (b) would prevent or materially delay or impair the ability of the Seller Parties to perform their obligations under this Agreement or consummate the transactions contemplated hereby; provided, however, that any change, event, circumstance or effect arising from or relating to any of the following will be excluded from the definition of “Material Adverse Effect” and from the determination of whether such a Material Adverse Effect has occurred:  (i) any action taken by any Seller Party at the request or direction of Buyer or as otherwise required by this Agreement, (ii) general business or economic conditions, (iii) any failure by the Business to meet the Seller Parties’ internal financial projections (provided, that the underlying cause of any such failure, subject to the other provisions of this definition) will not be

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excluded from this definition), (iv) political or social conditions, including the engagement by the United States or any other country or group in hostilities, (v) changes in GAAP, (vi) the financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (vii) any changes affecting the United States or global economy or the industry in which the Seller Parties operate generally, (viii) the announcement, pendency or completion of the transactions contemplated hereby (other than, for the avoidance of doubt, any change, event, circumstance or effect (A) resulting from any disclosure of the transactions contemplated hereby in breach of Section 7.6 of this Agreement or (B) triggered automatically solely as a result of the consummation of the transactions contemplated hereby), and (x) changes in any Legal Requirement; provided, however, further, that any change, event, circumstance or effect referred to in clauses (ii), (iv), (v), (vi) or (vii) of this definition shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur, to the extent such change, event, circumstance or effect has a materially disproportionate adverse effect on the Business as compared to other participants in the industries in which the Business operates.  For the avoidance of doubt, notwithstanding anything contained in this Agreement to the contrary (including the immediately preceding proviso), the parties acknowledge and agree that under no circumstances shall the changes contemplated by, or the Seller Parties’ or Buyer’s implementation of, the new lease accounting rules set forth in the new Financial Accounting Standards Board (FASB) standard ASC 842 (Leases) be taken into account in determining whether a Material Adverse Effect has occurred.

“Material Contracts” has the meaning set forth in Section 4.15(a).

“Material Permits” has the meaning set forth in Section 4.7(b).

“Member Approval” has the meaning set forth in Section 4.1(b).

“Members” means the unitholders of Parent.

“Members’ Meeting” has the meaning set forth in Section 7.1(a)

“Non-Solicitation Agreement” has the meaning set forth in Section 3.7(o).

“Objections” has the meaning set forth in Section 7.12(b).

“Off-the-Shelf Software” has the meaning set forth in Section 4.10(c).

“Offered Employee” has the meaning set forth in Section 7.4(a)

“Operating Agreement” means the Fifth Amended and Restated Operating Agreement of Advanced BioEnergy, LLC, effective as of March 16, 2012, by and among Parent and the Members.

“Order” means any order, writ, assessment, decision, injunction, decree, ruling or judgment of a Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business consistent with past practice of the Person in question.

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“Outside Date” has the meaning set forth in Section 9.1(b)i)

“Owned Improvements” has the meaning set forth in Section 2.1(a).

“Owned Land” has the meaning set forth in Section 2.1(a).

“Owned Real Property” has the meaning set forth in Section 2.1(a).

“Owner’s Title Policy” has the meaning set forth in Section 7.12(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Board” has the meaning set forth in the Recitals.

“Party” has the meaning set forth in the Preamble.

“Payoff Amount” means the aggregate amount (including the outstanding principal, accrued and unpaid interest, any prepayment penalties or premiums and costs and expenses) of Indebtedness of Seller outstanding as of immediately prior to the Closing as set forth in the Payoff Letters.

“Payoff Letters” has the meaning specified in Section 3.7(n).

“Pending Claims” has the meaning set forth in Section 10.9.

“Permits” has the meaning set forth in Section 4.7(b)

“Permitted Exceptions” has the meaning set forth in Section 7.12(c).

“Permitted Liens” means (a) liens for Taxes or assessments and similar charges, which are not yet due or delinquent, (b) mechanics’, materialmen’s or contractors’ liens or encumbrances or any similar statutory Lien or restriction incurred in the Ordinary Course of Business (specifically including, for the avoidance of doubt, in connection with the Construction), (c) any Permitted Exceptions, (d) any cash deposit or right of set-off to secure the performance of contracts, leases, letters of credit, statutory obligations and other obligations of a similar nature, in each case imposed in the ordinary course of business, (e) any Lien arising in connection with the Closing created as a result of any action taken by, or at the direction of, Buyer and (f) statutory liens of landlords, and (g) any capital lease.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, an estate, a labor union, or a Governmental Authority.

“Post-Closing Consent” has the meaning set forth in Section 7.11.

“Post-Closing Straddle Period” has the meaning set forth in Section 7.5(a).

“Pre-Closing Straddle Period” has the meaning set forth in Section 7.5(a)

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“Pre-Closing Tax Period” means any Tax period ending before the Closing Date, and shall include the Pre-Closing Straddle Period.

“Preliminary Purchase Price” has the meaning set forth in Section 3.1.

“Principal Customer” has the meaning set forth in Section 4.19(a)

“Principal Supplier” has the meaning set forth in Section 4.19(b)

“Proxy Statement” has the meaning set forth in Section 4.3(b).

“Punch List” has the meaning set forth in Section 7.17(d).

“Punch List Escrow Amount” means an amount, if any, equal to the Retainage, or such greater amount as may be required by the Title Company to insure title to the Real Property free and clear of mechanics liens.

“Punch List Escrow Fund” means, at any time, the portion of the Punch List Escrow Amount held in escrow by the Escrow Agent, including all interest and other income earned thereon.

“Punch List Items” means the items identified on the Punch List for each Construction Contract that Buyer and the Seller agree is necessary for the Contractor to complete or correct the Work in accordance with the Contract Documents (as such terms are defined in the applicable Construction Contracts) and be entitled to Final Payment (as such term is defined in the applicable Construction Contracts) upon final completion of the Construction.

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Railcar Damage Amount” has the meaning set forth in Section 3.2(c)(i).

“Real Property” has the meaning set forth in Section 2.1(b).

“Recommendation” has the meaning set forth in Section 4.1(c).

“Recovery Costs” has the meaning set forth in Section 10.5(e).

“Release” means, with respect to any Hazardous Material, any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping or disposing into any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air.

“Release Date” has the meaning set forth in Section 10.9.

“Reliance Letter” has the meaning set forth in Section 7.13.

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“Representative” means, with respect to any Person, any subsidiary of such Person and such Person’s and each of its respective subsidiaries’ directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives.

“Required Conditions” has the meaning set forth in Section 7.17(i).

“Required Governmental Approvals” has the meaning set forth in Section 4.3(b).

“Restraints” has the meaning set forth in Section 8.1(b).

“Restricted Period” has the meaning set forth in Section 7.16(a).

“Retainage” means the actual amount of the retainage under the Construction Contracts as of the Closing, if any.

“RFS Program” means Renewable Fuel Standard Program under the Energy Policy Act of 2005 and the Energy Independence and Security Act of 2007 and implementing regulations, including 40 C.F.R. Part 80, Subpart K and Subpart M, as the same may be amended from time to time.

“RIN Pathway” means the approved grandfathered RINs pathways of 53,807,250 and 34,688,804 for denatured gallons for the Aberdeen Plant and the Huron Plant, respectively. The Huron Plant has an additional approved RIN Pathway related to drying less than 50% of its distillers grains.

“RIN Permit” means the Renewable Identification Number generator permit issued by the Environmental Protection Agency of the United States under 40 CFR § 1450 et al.

“RINs” has the meaning set forth in Section 2.1(g).

“Sales Tax Refunds” has the meaning set forth in Section 2.1(l).

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Documents” has the meaning set forth in Section 4.4(a)

“Securities Act” has the meaning set forth in Section 4.4(a)

“Seller” has the meaning set forth in the Preamble.

“Seller Indemnified Parties” means (1) the Seller Parties, (2) their respective directors, managers, officers, employees and agents and (3) their respective heirs, executors, successors and permitted assigns.

“Seller Intellectual Property” means (i) all Intellectual Property owned (or purported to be owned) by Seller (“Owned Intellectual Property”) and (ii) all Intellectual Property used or licensed for use by Seller in the conduct of the Business.

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“Seller Parties” has the meaning set forth in the Preamble.

“Seller Termination Fee” means the sum of $2,450,000.00.

“Seller Transaction Expenses” means all fees, costs and expenses incurred by Seller prior to the Closing in connection with the execution and delivery of this Agreement and the other Transaction Documents to which Seller is a party and the consummation of the transactions contemplated hereby and thereby, including fees and expenses of attorneys (including Ballard Spahr LLP), accountants, investment bankers (including Ascendant Partners, Inc.) and other advisors, in each case to the extent the same remain unpaid as of the Closing.

“Seller Warranty Breaches” has the meaning set forth in Section 10.2(a).

“Specified Date” has the meaning set forth in Section 10.1(c).

“Standard Employment Documents” means Seller’s standard forms of the following:  (1) Employee Offer Letter; (2) Confidentiality Agreement; (3) Employment Application; (4) Drug and Alcohol Policy; (5) Handbook Acknowledgement; (6) Work Fitness Form; (7) Personal Information Sheet; (8) Employee Information Form (EEO); (9) Harassment Policy/Acknowledgement; and (10) Sexual Harassment Training Acknowledgement.

“Straddle Period Taxes” has the meaning set forth in Section 7.5(a).

“Substantial Completion” means the Construction is sufficiently complete in accordance with all Contract Documents (as such term is defined in the Construction Contracts) so Seller can occupy, use and safely operate the grain receiving and handling and storage facilities comprising the Construction for its intended purpose in accordance with generally accepted industry practice and in compliance with all applicable Legal Requirements.  Substantial Completion shall be attained at the point in time delineated in the Construction Contracts when the grain receiving and handling and storage facilities comprising the Construction is ready to receive corn and begin operation for its intended purpose.

“Superior Proposal Notice Period” has the meaning set forth in Section 6.2(g)i).

“Survey” has the meaning set forth in Section 7.12(a).

“Tax” or “Taxes” means federal, state, or local income, gross receipts, franchise, profits, payroll, employment, withholding, social security, unemployment, disability, real property, ad valorem, personal property, stamp, excise, license, occupation, sales, use, transfer, value added, alternative minimum, or estimated tax, including any interest or penalty imposed, assessed or collected by or under the authority of any Governmental Authority, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the tax Liability of any other Person.

“Tax Return” means any return, report, claim for refund, information return, or other document relating to Taxes required to be filed with any Governmental Authority, including any schedule or attachment thereto and amendment thereof.

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“Territory” has the meaning set forth in Section 7.16(a).

“Third Party Claim” has the meaning set forth in Section 10.4(a)i).

“Third Party Consents” has the meaning set forth in Section 4.3(a).

“THL” has the meaning set forth in the Recitals.

“Title Company” has the meaning set forth in Section 7.12(a).

“Title Commitment” has the meaning set forth in Section 7.12(a).

“Title Documents” has the meaning set forth in Section 7.12(a).

“Title Evidence” has the meaning set forth in Section 7.12(a).

“Title Report Update” has the meaning set forth in Section 7.12(d).

“Transaction Documents” means this Agreement, the Assignments of Intellectual Property, the Assignments of Leases and Licenses, the Bills of Sale, the Escrow Agreements, the Funds Flow Agreement, the Deeds and any other document expressly contemplated by this Agreement.

“Transfer Taxes” has the meaning set forth in Section 7.5(b)i)

“Transferred Employees” has the meaning set forth in Section 7.4(a).

“Trinity” has the meaning set forth in Section 3.2(c)(ii).

“TTB” means the Alcohol and Tobacco Tax and Trade Bureau.

“TTB Bonds” means the cash deposit bonds held by Seller covering the TTB Permits in the amounts of $250,000 for permit number DSP-SD-15002 (Aberdeen Plant) and $200,000 for permit number AFP-SD-106 (Huron Plant).

“TTB Permits” means permit numbers DSP-SD-15002 (Aberdeen Plant) and AFP-SD-106 (Huron Plant) issued by the TTB to Seller.

“Units” means Units of Parent, with the rights and preferences set forth in the Operating Agreement.

“Work” has the meaning specified in each Contractor’s Construction Contract with Seller.

“Work in Process” means all unfinished ethanol (or ethanol by-products) still involved in the production process and located in fermentation devices, distillation devices, tanks, piping or elsewhere within either Ethanol Plant, as well as all grains and grain products involved in the production process (i.e., not yet ready for sale as dry, modified or wet distillers grains, corn oil or otherwise) and located anywhere within either Ethanol Plant.

“Voting Agreement” has the meaning set forth in the Recitals.

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1.2.Interpretation and Rules of Construction

.

(a)The table of contents, table of defined terms and headings set forth in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(b)In this Agreement, except to the extent otherwise provided herein or the context otherwise requires:  (i) the definition of terms herein shall apply equally to the singular and the plural; (ii) any pronoun shall include the corresponding masculine, feminine and neuter forms; (iii) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (iv) whenever the words “herein,” “hereof,” “hereto,” “hereunder” and words of similar import are used in this Agreement, they shall be deemed references to this Agreement as a whole and not to any particular Section or other provision of this Agreement; (v) the word “or” shall not be exclusive; (vi) the words “will” and “shall” have equal force and effect; (vii) reference to any Article, Section, Exhibit, or Schedule shall mean such Article or Section of, or such Exhibit, or Schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition; (viii) reference to any Legal Requirement shall mean such Legal Requirement (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability; and (ix) reference to “$” or “dollars” shall mean United States Dollars.

(c)The Parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party hereto by virtue of the authorship of any provision of this Agreement.

Article II
PURCHASE AND SALE OF ASSETS

2.1.Purchased Assets

.  On the terms and subject to the conditions of this Agreement, at the Closing, Seller agrees to sell, assign, transfer, convey and deliver to the Buyer Subsidiaries (in accordance with the allocation set forth in Schedule 7.19), and Buyer agrees to cause such Buyer Subsidiaries to accept and acquire from Seller, all of the assets, properties, rights and interests of Seller, wherever located, except for the Excluded Assets (collectively, the “Purchased Assets”), free and clear of all Liens other than Permitted Liens.  The Purchased Assets include, but are not limited to, all of Seller’s right, title and interest in and to the following:

(a)the real property described on Schedule 2.1(a) (the “Owned Land”) and (i) all buildings, facilities, structures, warehouses, grain storage bins, silos, tanks, railroad tracks, scales, improvements, and fixtures situated thereon (the “Owned Improvements”), and (ii) Seller’s right, title and interest in and to all rights, privileges, easements, rights-of-way, appurtenances and other real property rights related thereto (collectively, the “Ancillary Real Property Rights”, and together with the Owned Land and the Owned Improvements, the  “Owned Real Property”);

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(b)Seller’s leasehold and license interests in and to any real property (as lessee, sublessee or licensee) leased, subleased or licensed as set forth in Schedule 2.1(b) (collectively, the “Leased and Licensed Real Property” and, together with the Owned Real Property, the “Real Property”);

(c)equipment (building or office), machinery, tooling, dies, molds, patterns, stampings, prototypes, parts, components, projects in process, furniture, appliances, artwork, computers, computer terminals and printers, telephone systems, telecopiers and photocopiers, office supplies and office equipment, merchandise, supplies, accessories and other fixed assets and tangible personal property of every kind and description, which are owned or leased by Seller and utilized in connection with the operations of the Business, together with any transferable express or implied warranty of any Person covering any item or component part thereof, rights of return, or rebate rights relating to the foregoing, including those items listed on Schedule 2.1(c);

(d)all of the inventory (as the term “inventory” is defined in the Uniform Commercial Code as adopted in the State of South Dakota) of the Business owned by Seller and usable or salable in the ordinary course of the Business, whether or not reflected on the books and records of Seller and whether finished products, raw materials, ingredients, or supplies, including:  (a) all Work in Process; (b) spare parts inventory, (c) all corn oil; and (d) all yeast, enzymes, chemicals and denaturant; provided, however, that any finished products on site will not constitute “Inventory” to the extent (x) delivery of such finished products have been loaded onto a truck or railcar and a bill of lading has been issued with respect to such finished products or (y) delivery of such finished products has otherwise been completed under the applicable marketing agreement (“Inventory”);

(e)Intellectual Property, goodwill associated therewith, and rights thereunder, remedies against infringements thereof and rights to protection of interests therein under the laws of all jurisdictions, but excluding therefrom any such Intellectual Property or associated rights arising from or related to any Excluded Contract or other Excluded Asset;

(f)subject to Section 2.2(j), Contracts, including those relating to the operation of the Ethanol Plants and included on Schedule 2.1(f) (collectively, the “Acquired Contracts”); provided, that Buyer shall have the option to not acquire and reject as an Excluded Contract any Contract required to be disclosed on Schedule 4.15(a) of the Disclosure Schedules that is not disclosed in the Disclosure Schedules, which option may be exercised by Buyer by providing written notice to Seller within thirty (30) days following receipt of notification of such Contract;

(g)all Renewable Identification Numbers (“RINs”) generated pursuant to the RFS Program from the Ethanol Plants’ final product inventories and the RIN Pathway;

(h)to the extent transferable under applicable Legal Requirements, all Permits (as defined below);

(i)claims, counterclaims, causes of action, rights of recovery, rights of set-off and rights of recoupment to the extent arising out of or relating to the Purchased Assets or the Assumed Liabilities;

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(j)telephone numbers, facsimile numbers, directory listings, e-mail addresses and other communication identifiers of Seller;

(k)to the extent transferable under applicable Legal Requirements, forms, files, plans and other data which are necessary to or desirable for the ownership, use, maintenance, operation or conduct of the Purchased Assets or the Business and which are owned or used by Seller, including all blueprints and specifications, system engineering and design information and all associated data files and databases, all environmental control records, environmental impact reports, statements, studies and related documents, handbooks, technical manuals and data, engineering specifications and work papers, all sales and use Tax Returns, reports, files and records, asset history records and files, all maintenance and repair records, all correspondence, notices, citations all plans, maps and real estate surveys, all plans and designs of buildings, structures, fixtures and equipment, and all books and records relating to the purchase of materials, supplies and services, financial, accounting and operations matters, product engineering, research and development, manufacture and sale of products, customer and vendor lists and all files and documents (including credit information) relating to customers and vendors of the Business, in each case to the extent transferable under applicable Legal Requirements (collectively, “Books and Records”); provided, however, that Seller shall be permitted to retain copies of the Books and Records;

(l)any sales tax refunds relating to the Purchased Assets (excluding, for the avoidance of doubt any refunds or credits due to Seller in respect of gallons used as a denaturant or any other ethanol producer refund or credit) (the “Sales Tax Refunds”);

(m)All Documents (as such term is defined in any Construction Contract) and all other or additional shop drawings, drawings, plans, specifications, diagrams, reports or other documents prepared for any future construction plans at either the Aberdeen Plant or the Huron Plant; and

(n)goodwill and going concern value of Seller arising out of or relating to the Purchased Assets or the Business.

2.2.Excluded Assets

.  Notwithstanding the provisions of Section 2.1, the Purchased Assets do not include any of Seller’s right, title and interest in and to the following (collectively, the “Excluded Assets”):

(a)cash, cash equivalents and bank accounts;

(b)all accounts, notes and other receivables and other rights to receive payment from any third party (including, for the avoidance of doubt, the CoBank Patronage Receivable and the Dakota Energy Patronage Receivable);

(c)any intercompany accounts, notes or other receivables;

(d)all security deposits and prepaid expenses;

(e)all personnel records and any other Books and Records that are not transferable under applicable Legal Requirements;

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(f)any Permits that are not transferable under applicable Legal Requirements;

(g)the Benefit Plans and related insurance policies and other funding assets;

(h)the insurance policies, the TTB Permits and the TTB Bonds and any and all claims and rights of recovery under the insurance policies, the TTB Permits or the TTB Bonds;

(i)the certificate of formation and other organizational documents of Seller, foreign qualifications, taxpayer and other identification numbers, seals, minute books and other documents relating to the organization, maintenance and existence of Seller as a limited liability company;

(j)(i) the Contracts set forth on Schedule 2.2(j), (ii) any Contracts deemed to be Excluded Assets pursuant to Section 2.1(f), and (iii) Contracts for which a Post-Closing Consent is required, for so long as the Post-Closing Consent has not been obtained (the “Excluded Contracts”);

(k)any Tax refunds relating to the Purchased Assets or the operation of the Business for any Pre-Closing Tax Period, except for any Sales Tax Refunds (it being understood, for the avoidance of doubt that any refunds or credits due to Seller in respect of gallons used as a denaturant, or any other ethanol producer refund or credit, shall be Excluded Assets for all purposes);

(l)all other refunds relating to the Purchased Assets for periods ending prior to the Closing Date (including with respect to fuel Tax credits and credits from BNSF Railway Company);

(m)all shares of capital stock of or other equity interests in any Person owned or held by Seller;

(n)any of the rights of Seller under any Transaction Document;

(o)any assets or Contracts related to Seller’s or Parent’s office located in Bloomington, Minnesota, including any operations or personnel located at such office;

(p)the assets, properties or rights set forth on Schedule 2.2(p); and

(q)(i) any attorney-client or other legal privilege of Seller or associated with the Business or the Purchased Assets as a result of legal counsel representing any of the Seller Parties, including in connection with the transactions contemplated by this Agreement; and (ii) any attorney-client correspondence or analysis prepared by legal counsel as a result of representation of any of the Seller Parties or the Business.

2.3.Assumed Liabilities

.  On the terms and subject to the conditions of this Agreement, Buyer agrees to cause the Buyer Subsidiaries to assume only the following Liabilities of Seller (the Liabilities and obligations so assumed pursuant to this Section 2.3, collectively, the “Assumed Liabilities”) and no other Liabilities:

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(a)those Liabilities and obligations under the Acquired Contracts or any other Purchased Assets that first arise on or following the Closing Date and do not arise as a result of any breach or default by Seller prior to the Closing; and

(b)the Accrued Contract Liabilities Amount (including, for the avoidance of doubt, the Accrued Contract Liabilities relating thereto).

2.4.Excluded Liabilities

.  Neither Buyer nor either of the Buyer Subsidiaries nor any other Affiliate of Buyer will have any responsibility for any Liabilities of Seller of any nature whatsoever that do not constitute Assumed Liabilities (collectively, the “Excluded Liabilities”).  For the avoidance of doubt, the parties acknowledge and agree that the Excluded Liabilities shall include any and all Liabilities:

(a)related to any Indebtedness of Seller and Seller Transaction Expenses;

(b)for Taxes (i) of Seller, (ii) relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (iii) that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Seller pursuant to Section 7.5(a); (iv) of any Person of any kind or description that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor Liability or otherwise by operation of Contract or Legal Requirement in connection with the transactions contemplated hereby; or (v) relating to the Business, the Purchased Assets or the Assumed Liabilities arising from any action taken by the Seller on the Closing Date before the Closing outside the ordinary course of business;

(c)obligation of Seller to indemnify any Person by reason of the fact that the Person was a partner, manager, trustee, director, officer, employee or agent of Seller or any of its Affiliates or was serving at the request of any such Person as a partner, manager, trustee, director, officer, employee or agent of another Person;

(d)resulting from, arising out of or relating to, or caused by any Excluded Asset;

(e)resulting from, arising out of, relating to or caused by (i) any Benefit Plans or (ii) any compensation, salary, wages, or commissions owing to any employees;

(f)resulting from, arising out of, relating to or caused by any Environmental Claim arising prior to the Closing; and

(g)other than the Assumed Liabilities, all Liabilities arising from or related to the operation of the Business prior to the Closing.

Article III
PURCHASE PRICE

3.1.Purchase Price

.  The purchase price for the Purchased Assets shall be an amount in cash equal to the sum of (such sum, the “Purchase Price”) (i) $47,500,000 (the “Preliminary Purchase Price”) plus (ii) the Inventory Value.  For the avoidance of doubt, the Purchased Assets includes all spare parts inventory owned by Seller wherever located, which spare parts inventory

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is included in the Preliminary Purchase Price and therefore is excluded from the determination of the Inventory Value, when calculating the Purchase Price.

3.2.Closing Statement; Determination of Inventory Value and Accrued Contract Liabilities Amount

.

(a)Closing Statement.  Prior to the Closing Date, the Parties shall jointly determine, in accordance with the definitions and other terms of this Agreement, and shall jointly set forth in a written statement (i) the Payoff Amount, (ii) the Accrued Contract Liabilities Amount and (iii) the Retainage.

(b)Determination of Inventory Value.  Following the close of business on the day immediately preceding the Closing Date, Buyer and Seller shall (i) jointly determine the Inventory Value and (ii) jointly set forth the Inventory Value in a written statement.

(c)Determination of Railcar Damage Amount.

(i)Not less than ten (10) days before the Closing Date, Seller and Buyer shall jointly determine the agreed upon railcar damages liability accrual under the railcar leases to be assigned and assumed by Seller and Buyer (which amount shall be determined as set forth in Section 3.2(c)(ii) below) (such amount, the "Railcar Damage Amount").

(ii)The Railcar Damage Amount shall be determined based solely on (A) Trinity Industries Leasing Company's (“Trinity”) review of a mutually agreed upon number of hopper cars included in the Purchased Assets and (B) Trinity's final report relating thereto (the "Final Trinity Report").  For the avoidance of doubt, the Parties acknowledge and agree that (1) they expect Trinity to review approximately twenty-two (22) hopper cars in Seller’s fleet, (2) the Railcar Damage Amount shall be the product of:  (I) the average damage amount per hopper car based on the hopper cars reviewed by Trinity in connection with preparing the Final Trinity Report multiplied by (II) 129, which represents the total number of hopper cars included in Seller's fleet of railcars and (3) from and after the Closing, notwithstanding anything contained in this Agreement to the contrary, none of the Seller Parties or any of their Affiliates shall have any liability or obligation relating to any railcar damage above and beyond the Railcar Damage Amount (it being the intent of the parties that reducing the Purchase Price at the Closing by the Railcar Damage Amount shall be the final resolution for all purposes).

3.3.Payments at the Closing

.

(a)Payment of the Closing Payment. At the Closing, Buyer shall pay or cause to be paid to Seller, by wire transfer of immediately available funds to the Bank Account, an amount in cash equal to the sum of (such amount, the “Closing Payment”) (i) the Preliminary Purchase Price, plus (ii) the Inventory Value less (iii) the Payoff Amount, less (iv) the Accrued Contract Liabilities Amount, less (v) the Indemnity Escrow Amount, less (vi) the Punch List Escrow Amount (if any), less (vii) the amount of the Delay Damages, if any.

(b)Payment of Payoff Amount.  At the Closing, Buyer shall pay or cause to be paid, on behalf of Seller, the Payoff Amount to the Persons, in the amounts and in accordance with the

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instructions set forth in the Funds Flow Agreement.  All such amounts so paid shall nevertheless be deemed paid to Seller for all purposes of this Agreement, and no interest shall be paid or accrued in respect of such amounts.

(c)Payment of Escrow Amounts.  At the Closing, Buyer shall deposit the following amounts with the Escrow Agents to be held in separate escrow accounts: (i) the Indemnity Escrow Amount to be held in escrow as security for (1) the Seller Parties’ obligations under Article X and (2) as security for the Seller Parties obligations under Section 7.17; and (ii) the Punch List Escrow Amount, if any, to be held in escrow (1) as security for the Seller Parties’ obligations under Section 7.17, (2) to pay the costs of completing the Punch List Items, and (3) to make Final Payments to Contractors upon completion of the Work in accordance with the Contract Documents (as such terms are defined in the Construction Contracts); provided, for the avoidance of doubt, Buyer Indemnified Parties may seek recovery for claims related to a breach of Seller Parties obligations under Section 7.17 from either or both the Indemnity Escrow Amount or the Punch List Escrow Amount (if any), and with no exhaustion condition of one or the other amount in order to proceed against the other amount.

3.4.[Intentionally omitted]

3.5.Purchase Price Allocation

.  The Purchase Price (as adjusted pursuant to the terms of this Agreement and taking into account such further adjustments as required for applicable Tax purposes), shall be allocated among the Purchased Assets in accordance with Section 1060 of the Code as set forth on Exhibit H.

3.6.Closing

.  The closing of the purchase and sale of the Purchased Assets (the “Closing”) shall take place at, or be directed from, the offices of Ballard Spahr LLP in Minneapolis, Minnesota, at 10:00 a.m., Central Daylight Time, on the second Business Day after the satisfaction or (to the extent permitted by Legal Requirement) waiver of all of the conditions precedent set forth in Article VIII (other than those conditions that by their nature or terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Legal Requirement) waiver of those conditions) occurs, or at such other place or time or on such other date as Buyer and the Seller Parties may mutually agree in writing.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”  The Closing shall be deemed to be effective, and the Closing Payment shall be deemed to have been received by Seller, as of 12:00:01 a.m., Central Time, on the Closing Date (the “Effective Time”), and all documents delivered and actions taken at the Closing shall be deemed to have been delivered or taken simultaneously at such time.  The Closing may take place remotely by the electronic delivery of the closing documents referenced in Section 3.7 and Section 3.8.

3.7.Closing Deliveries of the Seller Parties

.  At the Closing, the Seller Parties shall deliver or cause to be delivered to Buyer:

(a)a certificate of good standing for each of the Seller Parties issued as of a recent date by the Secretary of State of the State of Delaware;

(b)a certificate of the secretary of Parent, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, certifying to (i) Parent’s certificate of formation and

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operating agreement in effect as of the Closing Date, (ii) the resolutions of the Board of Directors of Parent authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents contemplated hereby to which Parent is party and the consummation of the transactions contemplated hereby and thereby, (iii) the Member Approval, and (iv) the incumbency and signatures of the officers of Parent authorized to execute and deliver this Agreement and each other Transaction Document to which Parent is a party;

(c)a certificate of the secretary of Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, certifying to (i) Seller’s certificate of formation and operating agreement in effect as of the Closing Date, (ii) the resolutions of the sole member of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents contemplated hereby to which Seller is party and the consummation of the transactions contemplated hereby and thereby, and (iii) the incumbency and signatures of the officers of Seller authorized to execute and deliver this Agreement and each other Transaction Document to which Seller is a party;

(d)the Assignments of Intellectual Property, duly executed by Seller;

(e)the Assignments of Leases and Licenses, duly executed by Seller;

(f)the Bills of Sale, duly executed by Seller;

(g)the Escrow Agreements, duly executed by Seller;

(h)the Funds Flow Agreement, duly executed by each of the Seller Parties;

(i)warranty deeds (the “Deeds”) conveying the Owned Real Property subject only to the Permitted Exceptions;

(j)Seller’s title affidavit, in form reasonably acceptable to the Title Company;

(k)such affidavits of Seller, Certificates of Value, memoranda of leases in recordable form, or such other documents as may be reasonably required by Title Company in order to satisfy the requirements set forth on Schedule B – Section 1 of the Title Commitment, record the Deeds and issue the Owner’s Title Policies;

(l)a Form W-9 from Seller;

(m)a certificate, in form and substance reasonably satisfactory to Buyer, as to the non-foreign status of Seller pursuant to Section 1.1445-2(b)(2) of the rules and regulations promulgated under the Code;

(n)a payoff, termination and discharge letter, in form and substance reasonably satisfactory to Buyer, from each holder of Indebtedness of any of the Seller Parties, which letter (i) will specify the amount of the Indebtedness owed to such holder as of the Effective Time, (ii) will provide for the satisfaction and discharge of all obligations in respect of such Indebtedness (including the termination of all related commitments), the release of all related guarantees and Liens and the filing of all documents necessary or desirable to effectuate, or reflect in the public

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record, such satisfaction, discharge and release effective upon the payment of the amount specified in such letter, and (iii) will specify the wire transfer instructions for such holder (collectively, the “Payoff Letters”);

(o)an employee non-solicitation agreement, in substantially the form attached hereto as Exhibit I, duly executed by THL (the “Non-Solicitation Agreement”); and

(p)any additional instruments that are necessary to consummate the transactions contemplated by this Agreement, duly executed by the Seller Parties (as applicable).

3.8.Closing Deliveries of Buyer

.  At the Closing, Buyer shall deliver or cause to be delivered to the Seller Parties:

(a)a certificate of good standing for Buyer issued as of a recent date by the Secretary of State of the State of South Dakota;

(b)a certificate of good standing for each of the Buyer Subsidiaries issued as of a recent date by the Secretary of State of their state of organization or incorporation, as applicable;

(c)a certificate of the secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to the Seller Parties, certifying to (i) Buyer’s certificate or articles of formation or incorporation, operating agreement or bylaws in effect as of the Closing Date, (ii) the resolutions of the Board of Managers of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents contemplated hereby to which Buyer is party and the consummation of the transactions contemplated hereby and thereby, and (iii) the incumbency and signatures of the officers of Buyer authorized to execute and deliver this Agreement and each other Transaction Document to which Buyer is a party;

(d)a certificate of the secretary of each Buyer Subsidiary being allocated any portion of the Purchased Assets and Assumed Liabilities, dated the Closing Date, in form and substance reasonably satisfactory to the Seller Parties, certifying to (i) such Buyer Subsidiary’s certificate or articles of formation or incorporation, operating agreement or bylaws in effect as of the Closing Date, (ii) the resolutions of the Board of Managers or other governing body of such Buyer Subsidiary authorizing the execution, delivery and performance of the Joinder Agreement (as defined below) and the consummation of the transactions contemplated thereby and by any other Transaction Document to which such Buyer Subsidiary is party (including by execution and delivery of the Joinder Agreement), and (iii) the incumbency and signatures of the officers of such Buyer Subsidiary authorized to execute and deliver the Joinder Agreement and each other Transaction Document to which such Buyer Subsidiary is a party;

(e)a joinder agreement, in form and substance satisfactory to the Seller Parties (each, a “Joinder Agreement”), pursuant to which each Buyer Subsidiary agrees to (i) be bound by all of the terms and conditions of this Agreement (including such Buyer Subsidiary’s obligations under Article X of this Agreement) and (ii) execute and delivery to the Seller Parties such further documents and instruments, and to take, or cause to be taken, such further actions as any of the Seller Parties may reasonably request to evidence the same;

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(f)the Assignments of Intellectual Property, duly executed by the applicable Buyer Subsidiary;

(g)the Assignments of Leases and Licenses, duly executed by the applicable Buyer Subsidiary;

(h)the Bills of Sale, duly executed by the applicable Buyer Subsidiary;

(i)the Escrow Agreements, duly executed by Buyer;

(j)the Funds Flow Agreement, duly executed by Buyer;

(k)customary deliveries of a buyer in connection with the conveyance of the Owned Real Property or the assignment of the Leased and Licensed Real Property, in each case as required by applicable Legal Requirement or the Title Company;

(l)a properly completed certificate of exemption executed by Buyer claiming the sale for resale exemption with respect to all Purchased Assets that constitute inventory; and

(m)any additional instruments that are necessary to consummate the transactions contemplated by this Agreement, duly executed by Buyer (as applicable).

3.9.Withholding

.  Each of Buyer and Seller shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement, such amounts as it is required to deduct and withhold under the Code and the Treasury Regulations promulgated thereunder or any other provision of applicable Tax Legal Requirement; provided, however, that the Party making a payment will give the other Party prior written notice of its intentions to deduct and withhold from any payment hereunder and an opportunity to avoid such deduction and withholding.  To the extent that amounts are properly withheld by Buyer or Seller and paid to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Persons in respect of which such deduction and withholding was made.

Article IV
REPRESENTATIONS AND WARRANTIES
OF SELLER PARTIES

Except as and to the extent set forth in the Disclosure Schedules, the Seller Parties each represent and warrant to Buyer, as of the date of this Agreement and as of the Closing Date, as follows:

4.1.Organization, Power and Authorization

.

(a)Each of the Seller Parties is duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each of the Seller Parties has the requisite organizational power to carry on its business as presently conducted and to own and use the properties owned and used by it.  Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified,

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licensed or in good standing would not, individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

(b)Each of the Seller Parties has all requisite limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject to receipt of the affirmative vote of the holders of not less than a majority of all outstanding Units entitled to vote pursuant to a vote at a special meeting of Members (the “Member Approval”). The execution and delivery of this Agreement by the Seller Parties and the consummation of the transactions contemplated by, and compliance with the provisions of, this Agreement by each of the Seller Parties have been duly authorized by all necessary limited liability company action on the part of the Seller Parties, subject to receipt of the Member Approval. This Agreement has been duly executed and delivered by each of the Seller Parties and, assuming the due authorization, execution and delivery by Buyer, constitutes a legal, valid and binding obligation of each of the Seller Parties, enforceable against the Seller Parties in accordance with its terms, except as enforceability may be limited (i) by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or (ii) by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) (the “Enforceability Limitations”).

(c)The Parent Board has duly and unanimously adopted resolutions, which have not subsequently been rescinded or modified in any way, (i) declaring that this Agreement and the transactions contemplated hereby are fair to, and in the best interests of, Seller, as the sole member of Seller, and the Members, (ii) approving this Agreement, the other Transaction Documents to which Parent is party and the transactions contemplated hereby and thereby and (iii) recommending that the Members approve this Agreement (such recommendations, the “Recommendation” and, such actions by Parent Board, the “Board Actions”).

4.2.Capitalization; No Subsidiaries or Investments

.

(a)All of the issued and outstanding equity interests of Seller (i) are duly authorized, validly issued, fully paid and non-assessable, (ii) were issued in compliance with or pursuant to an exemption from applicable federal and state securities laws, (iii) were not issued in violation of any preemptive rights or any purchase option, call option, right of first refusal or offer or other similar right, and (iv) are owned beneficially and of record by Parent free and clear of all Liens other than restrictions on transfer generally imposed by applicable federal and state securities laws. Seller has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the sole member of Seller on any matter.  There are no options, warrants, calls, rights, puts or agreements to which Seller is a party or by which it is bound obligating Seller to issue, deliver, sell or redeem, or cause to be issued, delivered, sold or redeemed, any additional limited liability company interests or other voting or equity securities, or any securities convertible into or exercisable for such securities of Seller or obligating Seller to grant, extend or enter into any such option, warrant, call, right, put or agreement.

(b)Seller does not directly or indirectly own any equity interests in or have any investment in, and is not directly or indirectly participating in any joint venture, partnership or similar association or arrangement with, any other Person.  Seller has not previously owned any

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such equity interest or had any such investment in, or participated in any such joint venture, partnership or similar association or arrangement with, any other Person.

4.3.Noncontravention

.

(a)The execution, delivery and performance by the Seller Parties of this Agreement and the other Transaction Documents to which any Seller Party is party do not, and the consummation of the transactions contemplated by this Agreement and any such other Transaction Documents and compliance with the provisions of this Agreement and any such other Transaction Documents will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any of the Seller Parties under, any provision of (i) any Seller Party’s certificate of formation or other organizational documents, (ii) any Material Contract or (iii) any Legal Requirement to which any Seller Party is a party or any of their respective properties or assets are subject, other than (x) in the case of this clause (iii), any such conflicts, violations, defaults, rights, losses or Liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (y) as set forth on Schedule 4.3(a) of the Disclosure Schedules (the “Third Party Consents”).

(b)No consent, approval, order, waiver or authorization of, action or nonaction by, registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to any of the Seller Parties in connection with the execution and delivery of this Agreement by the Seller Parties or the consummation by the Seller Parties of the transactions contemplated by this Agreement, except for (A) the filing with the SEC of a proxy statement in preliminary and definitive form relating to the Members’ Meeting, as defined below (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”), and the filing of such reports under the Securities Exchange Act of 1934 (together with the rules and regulations promulgated thereunder, the “Exchange Act”) as may be required in connection with this Agreement and the transactions contemplated by this Agreement, and (B) such other consents, approvals, orders, waivers, authorizations, actions, nonactions, registrations, declarations, filings and notices set forth in Schedule 4.3(b) of the Disclosure Schedules (the “Required Governmental Approvals”).

4.4.SEC Documents; Financial Statements; Undisclosed Liabilities

.

(a)Parent has filed all material reports, schedules, forms, statements and other documents with the SEC required to be filed by Parent pursuant to the Securities Act of 1933 (together with the rules and regulations promulgated thereunder, the “Securities Act”) or the Exchange Act since October 1, 2016 (the “SEC Documents”). As of their respective dates of filing, the SEC Documents complied as to form in all material respects with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable thereto, and except to the extent amended or superseded by a subsequent filing with the SEC prior to the date of this Agreement, as of such respective dates, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they

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were made, not misleading. There are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the SEC Documents. To the Knowledge of Seller, none of the SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation.

(b)Each of the audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, the notes thereto) of Parent included in the SEC Documents (i) when filed complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly statements, to the extent permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (ii) were prepared in accordance with the books and records of Seller (which books and records are complete and correct in all material respects) and (iii) fairly present in all material respects the consolidated financial position of Seller as of the respective dates, and for the periods referred to, therein and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments and the absence of footnotes).

(c)Schedule 4.4(c) of the Disclosure Schedules sets forth a schedule of all Indebtedness of Seller, including (i) the amount outstanding as of the date hereof, (ii) the details of any limitations or penalties relating to prepayment of such Indebtedness, (iii) the Persons to whom such Indebtedness is owed, and (iv) a general description of the nature of such Indebtedness, and whether or not such Indebtedness is secured by any Liens.

(d)There are no Liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise) of any nature of Seller or otherwise relating to the Business or the Purchased Assets, except for Liabilities and obligations that (i) if required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of Seller (including the notes thereto), are so reflected or reserved against in the most recent consolidated balance sheet of Seller (or the notes thereto) included in the SEC Documents (the “Balance Sheet”), (ii) were incurred since the date of such balance sheet in the Ordinary Course of Business, (iii) arise under, or are expressly contemplated by, this Agreement or any of the other Transaction Documents, (iv) any Excluded Liabilities not in excess of $50,000 individually or $100,000 in the aggregate, (v) executory liabilities and obligations under Contracts that are to be performed after the Effective Time (none of which relates to any failure to perform, improper performance, warranty or other breach, default or violation by the Seller or any of its Affiliates occurring prior to or as of the Closing) and (vi) liabilities and obligations set forth in Schedule 4.4(d) of the Disclosure Schedules.

4.5.Absence of Certain Changes or Events

.  Except as set forth in Schedule 4.5 of the Disclosure Schedules, since October 1, 2018, Seller has conducted the Business only in the Ordinary Course of Business and there has not been:

(a)any change, effect, event, occurrence or fact that has had or would reasonably be expected to have a Material Adverse Effect;

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(b)any change in accounting methods, principles or practices by Parent materially affecting the consolidated assets, Liabilities or results of operations of Parent or Seller, except as required (x) by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or (y) by Legal Requirement, including Regulation S-X under the Securities Act;

(c)with respect to the Seller Parties, any election relating to Taxes (including any “check-the-box” election pursuant to Treasury Regulations Section 301.7701-3), any amendment with respect to any Tax Return, any settlement or compromise of any Tax Liability for an amount that exceeds the amount disclosed, reflected or reserved against in the financial statements contained in the SEC Documents, any request for any rulings from or the execution of any closing agreement with any Governmental Authority, any surrender of any right to claim a Tax refund, any change to an annual accounting period for Tax purposes, or any change of any accounting method for Tax purposes, except, in each case, for actions taken in the Ordinary Course of Business; or

(d)except as required by Legal Requirement or the terms of any Benefit Plan set forth in Schedule 4.5 of the Disclosure Schedules, (i) any granting to any director or executive officer of any increase in compensation (except in the Ordinary Course of Business), (ii) any granting to any director or executive officer of any increase in severance or termination pay (except to the extent of any increase in severance or termination pay as a result of any increase in compensation in the Ordinary Course of Business), (iii) any entry by any of the Seller Parties into any employment, consulting, severance, retention or termination agreement or arrangement with any employee, director or officer (except to the extent of any increase in severance or termination pay as a result of any increase in compensation in the Ordinary Course of Business), (iv) any establishing, adopting, entry into or amending in any material respect any collective bargaining agreement or Benefit Plan, or (v) any acting to accelerate any rights or benefits under any Benefit Plan;

(e)any sale, assignment, transfer, lease or license of any Purchased Assets outside the Ordinary Course of Business having a value of more than $25,000;

(f)any acceleration, termination, modification, or cancellation of any Contract relating to the Business that would be deemed to be a Material Contract (it being understood, however, that the Seller Parties shall have no obligation to schedule any modification to any Excluded Contract);

(g)any imposition or grant of any Lien (other than Permitted Liens) on any of the Purchased Assets;

(h)any capital expenditures or commitments therefore involving more than $25,000 (in the aggregate);

(i)any cancellation, compromise, waiver, or release of any right or claim involving more than $25,000 (individually or in the aggregate);

(j)any material damage, destruction or loss to any of the Purchased Assets (whether or not covered by insurance);

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(k)any failure to replenish the inventory of the Business in the Ordinary Course of Business or making of any purchase commitment in excess of the requirements of the Business in the Ordinary Course of Business;

(l)any delay or postponement of the payment of undisputed accounts payable and other undisputed Liabilities outside the Ordinary Course of Business; or

(m)any agreement to do any of the foregoing.

4.6.Title to and Sufficiency of Purchased Assets

.

(a)Seller has good and marketable title to, or a valid leasehold interest in, the Purchased Assets, free and clear of all Liens (except for (i) Permitted Liens or (ii) as set forth in Schedule 4.6(a) of the Disclosure Schedules). Seller will transfer to Buyer at Closing, and immediately after the Closing Buyer will have, good and marketable title to, or a valid leasehold interest in, all of the Purchased Assets, free and clear of all Liens (except Permitted Liens).

(b)Except for the Excluded Assets or as set forth in Schedule 4.6(b) of the Disclosure Schedules, the Purchased Assets constitute all of the assets, properties and rights necessary for the conduct and operation of the Business as currently conducted and substantially as conducted for the previous twelve (12) months.

(c)Except (i) as set forth in Schedule 4.6(c) of the Disclosure Schedules and (ii) for the railcar damages reflected in the Accrued Contract Liabilities, each tangible asset included in the Purchased Assets is in good operating condition and repair (ordinary wear and tear excepted) and is adequate for the purposes for which it is used.

(d)Schedule 4.6(d) of the Disclosure Schedules contains a true, complete and correct list of all vehicles and equipment owned by Seller where the ownership of such vehicle or equipment is evidenced by a certificate of title.

4.7.Compliance; Permits

.

(a)Compliance. Except as set forth in Schedule 4.7(a) of the Disclosure Schedules, (i) Seller is and, since January 1, 2014, has been in compliance with all Legal Requirements or Orders applicable to Seller or by which Seller or the Business is bound, except for any such non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) since January 1, 2014 the Seller Parties have not received any written notice from any Governmental Authority stating that Seller is not in compliance with any Legal Requirements.

(b)Permits. Seller holds (and since January 1, 2016 has held), to the extent legally required to operate the Business as it is being operated as of the date hereof (or such earlier applicable date(s) during any applicable statute of limitations period), all permits, licenses, clearances, authorizations and approvals from Governmental Authorities (collectively, “Permits”), except for any Permits for which the failure to obtain or hold would not have, individually or in the aggregate, a Material Adverse Effect. Schedule 4.7(b) of the Disclosure Schedules sets forth a true and complete list of all material Permits of Seller (the “Material Permits”). All Material

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Permits are in full force and effect, and no suspension or cancellation of any Material Permits is pending or, to the Knowledge of Seller, threatened. Seller is and, since January 1, 2016, has been in compliance in all material respects with the terms of all Permits held by Seller in connection with the operation of the Business.

4.8.Tax Matters

.  Except as set forth in Schedule 4.8 of the Disclosure Schedules:

(a)Seller has (i) timely filed (or has had timely filed on its behalf) all Tax Returns with respect to the Business or the Purchased Assets that are required to be filed on or prior to the Closing Date, and such Tax Returns are correct, complete and accurate in all material respects; (ii) timely and properly paid in full all Taxes due and owing, whether or not shown to be due and owing on any Tax Return; and (iii) timely and properly withheld and paid all Taxes required to have been withheld and paid in connections with any amounts paid or owing to any employee, independent contractor, creditor, member, or other third party.

(b)There are no Liens, other than Permitted Liens, on any of the Purchased Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

(c)No deficiency for any Taxes has been proposed, asserted or assessed against Seller that has not been resolved and paid in full. No waiver, extension or comparable consent given by Seller regarding the application of the statute of limitations with respect to any Taxes or Tax Returns is outstanding, nor is any request for any such waiver or consent pending. No audits or administrative or judicial Tax proceedings are threatened, pending or being conducted with respect to the Business or the Purchased Assets, nor has there been any notice to Seller by any Governmental Authority regarding any such audit or administrative or judicial Tax proceeding.

(d)Except as provided in Schedule 4.8(d) of the Disclosure Schedules, no claim has been made in writing by a Governmental Authority in a jurisdiction where Seller does not file Tax Returns that the Seller is or may be subject to taxation by that jurisdiction with respect to the Business or the Purchased Assets.

(e)No power of attorney or closing agreement with respect to any Tax matter is currently in force with respect the Purchased Assets, that would, in any manner, bind, obligate or restrict Buyer. Seller has not executed or entered into any agreement with, or obtained any consents or clearances from, any Governmental authority, or has been subject to any ruling guidance specific to Seller that would be binding on Buyer for any taxable period (or portion thereof) ending after the Closing Date.

(f)Seller has not participated in any reportable or listed transaction as defined under Section 6707A(c) of the Code or Treasury Regulations Section 1.6011-4(b).

(g)Seller (i) is not and has not ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code, (ii) has no Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract (other than commercial contracts entered into the ordinary cause of business the primary purpose of which does not relate to Taxes), or otherwise, and (iii) is not party to or bound by any Tax indemnity, Tax sharing, Tax allocation or

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similar agreement (other than commercial contracts entered into the ordinary cause of business the primary purpose of which does not relate to Taxes).

(h)To the Knowledge of the Seller, the transactions contemplated by this Agreement, as consummated on the Closing Date, will not terminate any Tax incentive, holiday or abatement with respect to the Purchased Assets or result in a material reduction of any Tax benefit under such incentive holiday or abatement.

4.9.Environmental Matters

.  Except as set forth in Schedule 4.9 of the Disclosure Schedules:  (a) Seller is, and at all times since January 1, 2014, has been, in compliance in all material respects with all Environmental Laws; (b) Seller has not, since January 1, 2014, received any Environmental Notice or Environmental Claim; (c) Seller has not, since January 1, 2014 been party to any order, decree, or settlement issued pursuant to any Environmental Law which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements; (d) Seller is, and at all times since January 1, 2014, has been, in compliance in all material respects with all Environmental Permits necessary for the  operation of the Business, and, except as noted on Schedule 4.9(d) of the Disclosure Schedules, all such Environmental Permits are transferrable without restriction; (e) since January 1, 2014, there has been no Release of Hazardous Materials on or at any Real Property that would reasonably be expected to result in material Liability under Environmental Laws; (f) since January 1, 2014, Seller has not received an Environmental Notice alleging Liability with respect to the Release of any Hazardous Material on or at any Real Property that would reasonably be expected to result in an Environmental Claim or a violation of Environmental Law; (g) none of the Real Property contains any aboveground or underground storage tanks; (h) Seller has not arranged for the disposal of any Hazardous Materials in any manner so as to create any material Liability under Environmental Law; (i) Seller has not contractually assumed in writing any Liability or obligation of any predecessor or other Person arising under Environmental Law; and (j) Seller has made available to Buyer any and all environmental reports, studies, records, sampling data, site assessments, Phase I and Phase II environmental site assessments, and other related documents with respect to the Business or related to any Real Property to the extent the same are in Seller’s possession.  To the Knowledge of Seller, no such environmental reports exist that are not within Seller’s possession.   Furthermore, Seller has provided Buyer documentation related to (i) any enforcement or similar action taken by any city, state or federal agency since October 2011 to present pursuant to Environmental Law, (ii) all permit deviation reports filed since January 1, 2019 to present, and (iii) all permit deviation reports filed since January 1, 2014 that showed an exceedance of any air emission limit, water discharge parameter, or leaking storage tank.  Seller has not provided any other routine, periodic or other required environmental reporting to city, state or federal agencies.

4.10.Intellectual Property

.

(a)Schedule 4.10(a) of the Disclosure Schedules sets forth a true and complete list of all (i) registered Intellectual Property or applications for issuance or registration of any Intellectual Property owned by Seller (indicating for each, as applicable, the owner(s), jurisdiction, application number and date and registration number and date), (ii) other Owned Intellectual Property that is material to the Business (it being understood that the Seller Parties shall have no obligation to disclose any items referred to in clause (e) of the definition of Intellectual Property) and (iii) all Intellectual Property owned by any other Person that is material to the Business (it being

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understood that the Seller Parties shall have no obligation to disclose any items referred to in clause (e) of the definition of Intellectual Property or any Off-the-Shelf Software (as defined below)). Seller is the sole and exclusive owner of all right, title and interest in and to (free and clear of any Liens, other than Permitted Liens) all Owned Intellectual Property, and is licensed or otherwise has the right to use, all other Seller Intellectual Property used in or necessary for the conduct of the Business as currently conducted; provided, however, that the foregoing representation and warranty in this Section 4.10(a) shall not constitute or be deemed or construed as any representation or warranty with respect to infringement, misappropriation, dilution or violation of any Intellectual Property (which is addressed solely in Section 4.10(b)). All of the items of Intellectual Property set forth in Schedule 4.10(a) of the Disclosure Schedules are subsisting and, to the Knowledge of Seller, valid and enforceable and in full force and effect, and no loss or expiration of any item is pending, threatened or reasonably foreseeable, except for patents expiring at the end of their statutory terms and not as a result of any act or omission of the Seller Parties or any other Person. Subject to the disclosures in Schedule 4.3(a) of the Disclosure Schedules, each item of Seller Intellectual Property will be owned or available for use by Buyer on the substantially similar terms and conditions immediately after the Closing.

(b)No claims or other suits, actions or proceedings are pending or, to the Knowledge of Seller, threatened against Seller alleging that Seller has infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of any other Person, or that contest the validity, use, ownership or enforceability of any of the Owned Intellectual Property. Seller’s use of any Owned Intellectual Property, and its operation of the Business, (i) has not infringed, misappropriated, diluted, or otherwise violated and (ii) does not currently infringe, misappropriate, dilute or otherwise violate any Intellectual Property rights of any other Person. To the Knowledge of Seller, no Person has interfered with, infringed upon, misappropriated, diluted or otherwise violated, or is infringing, misappropriating, diluting or otherwise violating, any Intellectual Property rights of Seller, including with respect to any Owned Intellectual Property. The Seller Parties have not made or given any charge, complaint, claim, demand or notice alleging any of the foregoing.

(c)Except with respect to licenses of commercial off-the-shelf software available (“Off-the-Shelf Software”), Seller is not required, obligated or under any Liability to make any payments by way of royalties, fees or otherwise (except for maintenance and renewal fees to be paid to the United States Patent and Trademark Office and other Governmental Authorities) to any owner, licensor or other claimant to any Intellectual Property, or any other Person, with respect to the use thereof or in connection with the conduct of the Business and none shall become payable as a result of the Closing.

(d)No Seller Party has granted any license, sublicense, agreement or other permission to any other Person with respect to any Intellectual Property included in the Purchased Assets.

(e)The Seller Parties have taken all necessary actions to maintain and protect all of the Seller Intellectual Property and will continue to maintain and protect all Seller Intellectual Property prior to Closing so as to not adversely affect the validity or enforceability thereof.

4.11.Real Estate

.

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(a)Schedule 2.1(a) sets forth, as of the date of this Agreement, a true and complete list of all real property owned by Seller.  Seller does not have any option to acquire any real property.  Except as set forth in Schedule 4.11(a) of the Disclosure Schedules, Seller does not sublease or license any portion of the Owned Real Property to any third party and no third party has any right to use or occupy any portion of the Owned Real Property.

(b)Seller has marketable fee title to the Owned Real Property free and clear of all Liens, except for Permitted Liens.

(c)Schedule 2.1(b) sets forth a list of each lease or similar agreement under which Seller is lessee or licensee of, or holds or operates, any real property owned by any third Person.

(d)All of the land, buildings, structures and other improvements used by Seller in the conduct of its business are included in the Real Property or in benefitting easements. There is no pending or, to the Knowledge of Seller, threatened proceeding regarding condemnation or other eminent domain affecting any Real Property or any sale or other disposition of any Real Property lieu of condemnation.  No Real Property has suffered any material damage by fire or other casualty that has not been repaired and restored.

(e)To the Knowledge of Seller, Seller’s use and occupancy of the Real Property is in compliance in all material respects with all Legal Requirements.

(f)To the Knowledge of Seller: (i) the existing water, electric, and gas services and the sewer and/or any septic tank, storm drainage facilities and any other utilities currently available to the Real Property and all access rights to the Real Property are sufficient for the present use of the Real Property by Seller in conducting its business; (ii) there is no condition that would reasonably be expected to result in the termination of the present access from the Real Property to such utility services and other facilities or in the termination of access rights from the Real Property to public roads; (iii) there is no material defect in any structural component of any improvement on any Real Property or any of its electrical, mechanical, plumbing or HVAC systems; (iv) all of the improvements, machinery, equipment and other tangible assets necessary for the conduct of the business are in good condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business; and (v) there are no defects in such assets or other conditions relating thereto which, in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(g)Seller has made available to Buyer a true, correct and complete copy of all ALTA land title surveys and all title insurance commitments and policies issued to any Seller that are in Seller’s possession or control and that cover any Owned Real Property.

(h)Seller has no knowledge of improvements made or contemplated to be made by any public or private authority, the costs of which are to be assessed as special taxes or charges against any of the Real Property, and there are no such present assessments.

4.12.Litigation

.  Except as set forth in Schedule 4.12 of the Disclosure Schedules, there is no, and since January 1, 2016 there has not been any Litigation pending or, to the Knowledge of Seller, threatened in writing against Seller. There is no material Order outstanding against Seller.

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4.13.Employee Benefits

.

(a)Schedule 4.13(a) of the Disclosure Schedules lists each Benefit Plan.  Each Benefit Plan has been maintained, funded and administered in compliance in all material respects with its terms and with applicable Legal Requirements. Seller has delivered or made available to Buyer correct and complete copies of the plan documents (including all amendments) and, in the case of unwritten Benefit Plans, written descriptions thereof, the most recent summary plan descriptions required by applicable Legal Requirements and  provided to participants regarding each such Benefit Plan, the most recent determination or opinion letter received from the Internal Revenue Service, and the most recent annual report (IRS Form 5500, with all applicable attachments) to the extent applicable.

(b)Each Benefit Plan which is intended to be qualified under Section 401(a) of the Code has a favorable advisory, opinion or determination letter from the Internal Revenue Service or the prototype plan sponsor has received such a letter from the Internal Revenue Service to the effect that such Benefit Plan is qualified as to form with respect to all applicable requirements of the Code other than those for which the remedial amendment period under Section 401(b) of the Code has not expired and, to the Knowledge of Seller, nothing has occurred since the date of such advisory, opinion or determination letter that could reasonably be expected to adversely affect the qualification of such Benefit Plan.

(c)No Benefit Plan is: (i)  subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer plan” (as defined in Section 413(c) of the Code), (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (v) a “defined benefit plan” (as defined in Section (3)(35) of ERISA).

(d)There are no pending or, to the Knowledge of Seller, threatened claims related to any Benefit Plan by or on behalf of any Benefit Plan, any employee or beneficiary covered under any Benefit Plan, or any Governmental Authority (other than routine claims for benefits).

(e)Seller has not maintained, contributed to or had any obligation to contribute to, nor has any Liability with respect to, any employee welfare benefit plan providing medical, health or life insurance or other welfare-type benefits for current or future retired or terminated directors, officers or employees of Seller (or any spouse or other dependent thereof) other than in accordance with and as required by COBRA. Except as set forth on Schedule 4.13(e) of the Disclosure Schedules, the consummation of the transactions contemplated hereby will not (i) entitle any current or former employee, officer or director of Seller to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting or increase the amount of compensation otherwise due any such individual.  Seller’s group medical plan provided by Blue Cross Blue Shield of Minnesota is a fully-insured group medical plan.

4.14.Insurance

.  Schedule 4.14 of the Disclosure Schedules sets forth each insurance policy, bond or other form of insurance maintained by or for the benefit of Seller (the “Insurance Policies”) and all outstanding claims against such Insurance Policies. The Seller, Purchased Assets and the Business are, and for the past six years have been, covered by insurance in such amounts and against such risks as is customary and reasonable for the Business during such period and

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sufficient to comply with Legal Requirements. All of the Insurance Policies of Seller are in full force and effect, except for any expiration thereof in accordance with the terms thereof, and all premiums due with respect to all such Insurance Policies have been timely paid. No Seller Party is in breach of, or default under, any such Insurance Policy, and no written notice of cancellation or termination has been received by any Seller Party with respect to any such Insurance Policy, other than in connection with ordinary renewals.

4.15.Contracts

.

(a)Except for this Agreement, Schedule 4.15(a) of the Disclosure Schedules sets forth a true and complete categorized list of, as of the date of this Agreement, the following types of Contracts (all such Contracts, whether or not listed on Schedule 4.15(a) of the Disclosure Schedules, collectively, the “Material Contracts”), it being understood that Seller shall have no obligation to schedule any purchase orders or sales orders entered into in the Ordinary Course of Business:

i)each Contract that would be required to be filed by Parent as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

ii)each loan and credit agreement, note, debenture, bond, indenture and other similar Contract pursuant to which any Indebtedness of the Seller Parties is outstanding or may be incurred, other than any such Contract between or among any of the Seller Parties and any letters of credit;

iii)each Contract to which Seller is a party (A) that by its terms calls for, or which to the Knowledge of Seller is reasonably expected to result in, aggregate payments by or to Seller of more than $50,000 over the remaining term of such Contract or (B) that may not be canceled by Seller upon notice of 90 days or less without material penalty or other material Liability to Seller;

iv)each Contract to which Seller is a party and with respect to which Seller has any continuing obligations, in each case, relating to the acquisition or disposition (or related acquisition or dispositions) by Seller of properties or assets, in each case, (A) for aggregate consideration of more than $50,000, except for acquisitions and dispositions of properties and assets in the Ordinary Course of Business, or (B) pursuant to which Seller has continuing “earn-out” or other contingent payment obligations;

v)each Contract of Seller that (A) grants a right of exclusivity, area of protection, right of first offer, right of first refusal or similar right with respect to any business or geographic region; (B) restricts in any material way the ability of Seller to compete with any business or in any geographical area or to solicit customers; or (C) grants “most favored nation” status or is a “requirements” Contract;

vi)each Contract that is a settlement, conciliation or similar agreement (A) that is with any Governmental Authority, (B) pursuant to which Seller is obligated after the date of this Agreement to pay any consideration in excess of $50,000, individually or in the aggregate, for all such settlements, conciliation or similar agreements, or (C) that would

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otherwise limit in any material respect Seller’s operation of the Business as currently operated;

vii)each Contract to which Seller is a party involving the inbound or outbound licensing or grant of any right to use or register (or any consent to or agreement not to assert any rights with respect to the use or registration of) any Intellectual Property (except for (1) licenses for Off-the-Shelf Software, (2) agreements between Seller, on the one hand, and its employees or consultants, on the other hand, entered into in the Ordinary Course of Business, and (3) non-material non-exclusive licenses entered into in the Ordinary Course of Business);

viii)each Contract that grants to any Person any option, right of first offer or right of first refusal or similar right to purchase, lease, sublease, license, use, possess or occupy any assets (other than immaterial assets) of Seller;

ix)each Contract between Seller and any current or former director or officer of Seller or any Person beneficially owning five percent or more of the outstanding Units (other than indemnity agreements with directors or officers of Seller) pursuant to which Seller has continuing obligations, in each case, other than any such Contract that is terminable “at will” (or following a notice period imposed by Legal Requirement) without any obligation on the part of Seller to make any severance, termination, change in control or similar payment or to provide any benefit;

x)any Contract to which Seller is a party containing a standstill or similar agreement pursuant to which Seller has ongoing obligations to not acquire assets or securities of the other party or any of its Affiliates;

xi)each Contract to which any Principal Customer or Principal Supplier is a party;

xii)each Contract of Seller that relates to a partnership, joint venture or similar arrangement;

xiii)any collective bargaining agreement or other Contract with a labor union;

xiv)other than the Standard Employment Documents, each written Contract for the employment of any Person on a full-time, part-time, consulting or other basis;

xv)power of attorney granted by or to Seller with respect to the Business or any of the Purchased Assets;

xvi)each Contract not entered into in the Ordinary Course of Business;

xvii)each Contract under which Seller is (A) lessee of or holds or operates any tangible personal property owned by any other Person, or (B) lessor of or permits any other Person to hold or operate any tangible personal property owned or leased by Seller;

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xviii)each construction contract or other similar Contract entered into by Seller relating to the Construction (all such Contracts, whether or not listed on Schedule 4.15(a) of the Disclosure Schedules, each a “Construction Contract” and collectively, the “Construction Contracts”), and all Certificates of Substantial Completion issued under any such construction contracts or other similar Contracts;

xix)any purchase or sale agreement, lease, sublease, license or other Contract relating to real property; and

xx)each other Contract that is material to Seller or the Business.

(b)(i) All of the Material Contracts are valid and binding on Seller and, to the Knowledge of Seller, each of the other parties thereto, and is in full force and effect, (ii) neither Seller nor, to the Knowledge of Seller, any third party has violated any provision of, or failed to perform in all material respects any obligation required under the provisions of, any Material Contract, and (iii) neither Seller nor, to the Knowledge of Seller, any third party is in breach, or has received written notice of breach, of any Material Contract.  Except as set forth in Schedule 4.15(b) of the Disclosure Schedules, there are presently no renegotiations of, or attempts to renegotiate any material provision (including fees or other payment amounts) under any Material Contract and no Person has made any written demand to any Seller Party for such renegotiation. Seller has made available to Buyer correct and complete copies of all Material Contracts, including any amendments thereto.

(c)Attached to Schedule 4.15(c) of the Disclosure Schedules is a true, complete and correct copy of the Standard Employment Documents.  Except as set forth in Schedule 4.15(c), (i) the Seller is not a party to or otherwise bound by any similar agreement that differs in any material respect from the Standard Employment Document, except as disclosed under clause (xiv) of Schedule 4.15(a) of the Disclosure Schedules.

4.16.Labor and Employment Matters

.

(a)Seller has delivered or made available to Buyer a true and accurate list including the name, job title, exempt or non-exempt status for wage and hour purposes, date of hire, base compensation, bonus eligibility, current status with regard to leave, and employing entity as of the date thereof for each employee of Seller.  Such list also includes all employees employed under a non-immigrant visa sponsored by Seller, the category of such visa, and the expiration date.

(b)Seller is not a party to any collective bargaining agreement or other Contract with any labor organization, union or association. As of the date of this Agreement, there are no pending, or to the Knowledge of Seller, threatened, and since January 1, 2016, there have been no, strikes, slowdowns, work stoppages, lockouts, or other material labor disputes or similar organized activity against Seller.

(c)Except as set forth in Schedule 4.16(c) of the Disclosure Schedules, the employment relationship between Seller and its employees is employment at-will.

(d)Seller has paid all wages and other compensation and all other amounts due and payable to its current or former employees.  Seller is in compliance in all material respects with all

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Legal Requirements relating to the employment of labor, including provisions thereof relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights, immigration, work authorization, wages, hours, employee classification, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance, and the withholding and payment of social security and other Taxes.

4.17.Related Party Transactions

.  Except (a) as set forth in Schedule 4.17 of the Disclosure Schedules and (b) for directors providing services to the Seller Parties as part of duties specifically designated by the Parent Board, no executive officer or director of any of the Seller Parties or any Person owning five percent (5%) or more of the Units (or any of such Person’s “immediate family” (as defined in Rule 16a-1 of the Exchange Act) or Affiliates or associates) is a party to any Contract with or binding upon Seller or any of its assets, rights or properties or has any interest in any property owned by Seller or used in the Business or has engaged in any transaction with any of the foregoing within the last twelve (12) months.

4.18.Inventory

.  All Inventory reflected on the Balance Sheet (a) is valued in accordance with GAAP at the lower of cost or market and (b) consists of a quality and quantity usable in the Ordinary Course of Business, except for slow-moving, damaged or obsolete items (all of which have been written down to net realizable value or for which adequate reserves have been provided on the Balance Sheet).  All Inventory that has arisen since the date of the Balance Sheet consists of a quality and quantity usable in the Ordinary Course of Business.  Except as set forth on Schedule 4.18 of the Disclosure Schedules, (x) all such Inventory is owned by Seller free and clear of all Liens (other than Permitted Liens) and (y) no Inventory is held on a consignment basis and (z) since the date of the Balance Sheet, Seller has not repurchased Inventory from its customers.  Except as set forth in Schedule 4.18 of the Disclosure Schedules, no Inventory of Seller is located at a location other than the Real Property or with a common carrier in transit to or from a vendor or customer, and no inventory of another Person is located on the Real Property.

4.19.Customers and Suppliers

.

(a)Schedule 4.19(a) of the Disclosure Schedules sets forth a complete and accurate list of (i) the ten (10) largest customers of Seller based on the consolidated cost of goods and services paid by such Persons to Seller for each of (A) the fiscal year ended September 30, 2018 and (B) the year-to-date period ended May 31, 2019 (each, a “Principal Customer”) and (ii) with respect to each Principal Customer, the aggregate amounts paid to, or received from, as applicable, each such Principal Customer for (X) the fiscal year ended September 30, 2018 and (Y) the year-to-date period ended May 31, 2019.

(b)Schedule 4.19(b) of the Disclosure Schedules sets forth a complete and accurate list of (i) the twenty (20) largest suppliers of Seller based on the consolidated cost of goods and services paid to such Persons by Seller for (A) the fiscal year ended September 30, 2018 and (B) the year-to-date period ended May 31, 2019 (each, a “Principal Supplier”) and (ii) with respect to each Principal Supplier, the aggregate amounts paid to, or received from, as applicable, each such Principal Supplier for (X) the fiscal year ended September 30, 2018 and (Y) the year-to-date period ended May 31, 2019.

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(c)Except as disclosed on Schedule 4.19(c) of the Disclosure Schedules, no Principal Customer or Principal Supplier has notified Seller in writing or, to the Knowledge of Seller orally, that it intends to terminate or otherwise adversely change the terms of its relationship with Seller, or decrease in any material respect the amount of business it does with the Business in any material respect, including following the Closing.  Seller is not involved in any material dispute or controversy with any of its Principal Customers or Principal Suppliers.

4.20.Product Warranty and Liability

.  All products produced, sold, leased or delivered by Seller (or any Person for which Seller may be responsible) have been in material conformity with all applicable contractual commitments, express and implied warranties and applicable Legal Requirements, and Seller has no material Liability for replacement thereof or other Liabilities in connection therewith. Seller has no material Liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any product produced, sold or delivered by Seller (or any Person for which Seller may be responsible).

4.21.Information Supplied

.  None of the information contained in or incorporated by reference in the Proxy Statement will, at the date it is first mailed to the Members and at the time of the Members’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the Exchange Act. No representation or warranty is made by the Seller Parties with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by Buyer for inclusion or incorporation by reference in the Proxy Statement.

4.22.Fairness Opinion

.  Prior to the execution of this Agreement, the Parent Board has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion dated the same date, the “Fairness Opinion”) of Ascendant Partners, Inc. to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the consideration to be received by Seller pursuant to this Agreement is fair, from a financial point of view, to the holders of Units. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.23.No Brokers

(a).  Other than Ascendant Partners, Inc., the Seller Parties have not employed any broker, finder or financial or similar advisor or incurred any Liability for any financial advisor’s or broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

4.24.Construction Matters

.

(a)Substantial Completion of the Construction has been achieved or will be achieved no later than August 15, 2019.

(b)Contractors have fully complied in all material respects with all of their obligations under their respective Construction Contracts, and (ii) no Contractor has defaulted (or been deemed to have defaulted by Seller) in its obligations under its respective Construction Contract or otherwise breached in any material respect its respective Construction Contract.

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(c)Seller has inspected all Work performed and executed by all Contractors in connection with the Construction.  Except as set forth on Schedule 4.24(c) of the Disclosure Schedules, (i) Seller has not rejected any Work performed by any Contractor in respect of the Construction or any portion thereof, and (ii) other than with respect to retainage, Seller has not withheld any payment otherwise owed to any Contractor or ordered any substitute Work from a third party.  All Work has been or will be performed and completed in all material respects in accordance with, and conforming in all material respects to, the Contract Documents (as such terms are defined in the Construction Contracts) and in accordance with all Legal Requirements.

(d)[Intentionally omitted]

(e)Seller has paid all Contractors for the Work according to the payment schedules under the Construction Contracts.

(f)Notwithstanding the acceptance of any Work or any payment therefor, Seller has not agreed to waive any of Seller’s rights and remedies under the Construction Contracts if any Work is later found to be defective or nonconforming.

(g)Schedule 4.24(g) of the Disclosure Schedules sets forth (i) the name of each Contractor performing work relating to the Construction and (ii) the primary work performed by each such Contractor relating to the Construction.

(h)Upon final completion of all Work under the Construction Contracts, the Construction will operate and fully function for its intended purpose as grain receiving, handling and storage facilities in accordance with the Owner Specifications and all Contractor warranties, and will safely operate in accordance with good industry practice and in compliance with all applicable Legal Requirements; provided Buyer agrees that, to the extent there are any issues with the Construction following completion that would result in Seller Parties being in breach of this representation and warranty, Buyer will first use commercially reasonable efforts to recover damages resulting therefrom or cause the repair of the Construction against the Contractors (in accordance with Section 10.5(g) of this Agreement) before making an indemnity claim against Seller Parties.

(i)None of the Punch List Items consist of change orders under the Construction Contracts, it being understood that the Seller Parties make no representations or warranties relating to any change orders requested by Buyer following the date hereof (“Buyer Change Orders”).  All of the Punch List Items (excluding any Buyer Change Orders) are included in the Work to be performed by the Contractors in accordance with the Construction Contracts.

4.25.No Other Representations or Warranties

.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS Article IV, THE SELLER PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE WITH RESPECT TO THE SELLER PARTIES, THE PURCHASED ASSETS OR THE BUSINESS, AND THE SELLER PARTIES HEREBY EXPRESSLY DISCLAIM ALL OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE; provided, that, nothing set forth in this Section 4.25 shall prohibit,

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or otherwise serve as  a defense against, any claims by Buyer as a result of Fraud by any of the Seller Parties.

Article V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Seller Parties, as of the date of this Agreement and as of the Closing Date, as follows:

5.1.Organization, Standing and Power

.  Buyer is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite limited liability company power and authority to carry on its business as presently conducted.

5.2.Authority

.  Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement and each of the other Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the other Transaction Documents by Buyer and the consummation of the transactions contemplated hereby and thereby, and compliance with the provisions of, this Agreement and each such other Transaction Document by Buyer have been duly authorized by all necessary limited liability company action on the part of Buyer, and no other limited liability company proceedings (including any member action) on the part of Buyer are necessary to authorize this Agreement, the other Transaction Documents or to consummate the transactions contemplated by hereby or thereby. This Agreement has been, and each other Transaction Document to be executed by Buyer at or prior to the Closing will be, duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by the Seller Parties, will constitute a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by the Enforceability Limitations.

5.3.Non-Contravention

.  The execution and delivery of this Agreement and the other Transaction Documents by Buyer do not, and the consummation of the transactions contemplated hereby and thereby, and compliance with the provisions of this Agreement and each such other Transaction Document will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Buyer under, any provision of (a) as applicable, the charter, certificate of formation, bylaws or limited liability company agreement of Buyer or (b) subject to the filings and other matters referred to in the immediately following sentence, (i) any Contract to which Buyer or any of its Affiliates is a party or by which any of their respective properties or assets are bound or (ii) any Legal Requirement to which Buyer or any of its Affiliates or any of their respective properties or assets are subject, other than, in the case of this clause (b), any such conflicts, violations, breaches, defaults, rights, losses or Liens that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer’s ability to perform its obligations hereunder or to timely consummate the transactions contemplated hereby. No consent, approval, order, waiver or authorization of, action or nonaction by, registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to Buyer or any of its Affiliates in connection with the

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execution and delivery of this Agreement or any other Transaction Document by Buyer or the consummation by Buyer of the transactions contemplated hereby or thereby.

5.4.Litigation

.  There is no suit, action or proceeding pending or, to the knowledge of Buyer, threatened against Buyer or any of its Affiliates that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Buyer’s ability to perform its obligations hereunder or to timely consummate the transactions contemplated hereby. There is no Order outstanding against Buyer or any of its Affiliates that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Buyer’s ability to perform its obligations hereunder or to timely consummate the transactions contemplated hereby.

5.5.Information Supplied

.  None of the information supplied or to be supplied by or on behalf of Buyer or any of its Affiliates for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first delivered to a Seller Party, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

5.6.Financing

.  On the Closing Date, Buyer will have available sufficient cash, lines of credit or other sources of immediately available funds to enable it to pay the Purchase Price in accordance with the terms and subject to the conditions hereof, to consummate the transactions contemplated by this Agreement and to pay all fees and expenses payable by Buyer in connection with the consummation of the transactions contemplated this Agreement and to perform its other obligations hereunder.

5.7.Solvency

.  After the Closing has occurred, immediately following the consummation of the transactions contemplated by this Agreement, (a) the fair value of the assets of Buyer and its subsidiaries will exceed their respective debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of Buyer and its subsidiaries will be greater than the amount that will be required to pay the probable liability of their respective debts and other liabilities, subordinated, contingent or otherwise, as such debts and liabilities, subordinated, contingent or otherwise, become absolute and matured; (c) Buyer and each of its subsidiaries will be able to pay their respective debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) neither Buyer nor any of its subsidiaries will have an unreasonably small amount of capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Effective Time.

5.8.No Brokers

.  None of Buyer or any of its Affiliates has employed any broker, finder or financial or similar advisor or incurred any Liability for any financial advisor’s or broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

5.9.No Reliance

.  In connection with the due diligence investigation of Seller, the Business and the Purchased Assets by Buyer, Buyer (and its representatives) have received and may continue to receive from the Seller Parties and their representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding Seller, the Business, the Purchased Assets and the Seller’s operations.

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Buyer hereby acknowledges and agrees that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Buyer is familiar, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that Buyer will have no claim against the Seller Parties, or any of their respective representatives, or any other Person (including any of Parent’s Members), with respect thereto. Without limiting the foregoing, Buyer hereby acknowledges that, except for the representations and warranties set forth in Article IV, (a) none of the Seller Parties, any of their respective representatives, or any other Person (including any of Parent’s Members), has made or is making any representation or warranty in connection with this Agreement or the other Transaction Documents, including with respect to the Seller Parties or their respective businesses or operations and (b) Buyer is not relying on any other representations or warranties of any kind or nature; provided, that, nothing set forth in this Section 5.9 shall prohibit, or otherwise serve as  a defense against, any claims by Buyer as a result  of Fraud by any of the Seller Parties.

Article VI
COVENANTS

6.1.Conduct of Business

.

(a)Except as set forth in Schedule 6.1(a) of the Disclosure Schedules, as expressly provided by this Agreement, required by Legal Requirement or Order, or consented to in writing by Buyer, during the period from the date of this Agreement to the earlier of Effective Time or the termination of this Agreement in accordance with Section 9.1 (such period, the “Interim Period”), Seller shall (i) carry on the Business in the Ordinary Course of Business, including making repairs, performing maintenance and performing under the Acquired Contracts in the Ordinary Course of Business, (ii)  use commercially reasonable efforts to preserve substantially intact its current business organization and to preserve its relationships with significant employees, customers, suppliers, and others having significant business dealings with Seller, (iii) comply in all material respects with Legal Requirement, in each case in a manner substantially consistent with past practice, and (iv) use commercially reasonable efforts to keep in full force and effect all of its Permits.

(b)Without limiting the foregoing, except as set forth in Schedule 6.1(b) of the Disclosure Schedules, expressly required by (or expressly permitted under Section 6.2 and Article IX) this Agreement, required by Legal Requirement or Order, or consented to in writing by Buyer, during the Interim Period, Seller shall not:

i)authorize or effect any change in the Operating Agreement;

ii)change any accounting methods, principles or practices materially affecting the consolidated assets, Liabilities or results of operations of Seller, except as required (A) by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or (B) by Legal Requirement, including Regulation S-X under the Securities Act;

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iii)make any election relating to Taxes (including any “check-the-box” election pursuant to Treasury Regulations Section 301.7701-3), make any amendment with respect to any Tax Return, settle or compromise any Tax Liability for an amount that exceeds the amount disclosed, reflected or reserved against in the financial statements contained in the SEC Documents, request any rulings from or the execution of any closing agreement with any Governmental Authority, surrender any right to claim a Tax refund, make any change to an annual accounting period for Tax purposes, or any change any accounting method for Tax purposes, except, in each case, for actions taken in the Ordinary Course of Business; or

iv)except as required by Legal Requirement or the terms of any Benefit Plan set forth in Schedule 6.1(b)(iv) of the Disclosure Schedules, (A) grant to any director or executive officer of any increase in compensation (except in the Ordinary Course of Business), (B) grant to any director or executive officer any increase in severance or termination pay (except to the extent of any increase in severance or termination pay as a result of any increase in compensation in the Ordinary Course of Business), (C) enter into any employment, consulting, severance, retention or termination agreement or arrangement with any employee, director or officer, (D) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Benefit Plan, or (E) accelerate any rights or benefits under any Benefit Plan;

v)sell, assign, transfer, lease, license, abandon, permit to lapse or otherwise dispose of any assets, including the Purchased Assets, except for sales of finished goods Inventory in the Ordinary Course of Business;

vi)accelerate, terminate, modify or cancel any Material Contract or enter into any Contract that, if entered into prior to the execution and delivery of this Agreement, would have been a Material Contract;

vii)impose or grant any Lien (other than Permitted Liens) on any of the Purchased Assets;

viii)other than capital expenditures in connection with the Construction that will have been fully paid prior to the Closing, make any capital expenditures or commitments therefor involving more than $25,000 (in the aggregate);

ix)cancel, compromise, waive or release any right or claim involving more than $25,000 (individually or in the aggregate);

x)settle any Litigation involving any material Liability for monetary damages or enter into any settlement agreement containing material obligations;

xi)incur any Indebtedness except for short-term borrowings made at prevailing market rates and on terms consistent with prior practice (it being agreed that if any such Indebtedness is incurred it shall be repaid in full on or prior to Closing)

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xii)fail to replenish the inventory of the Business in the Ordinary Course of Business or make any purchase commitment in excess of the requirements of the Business in the Ordinary Course of Business;

xiii)delay or postpone the payment of undisputed accounts payable and other undisputed Liabilities outside the Ordinary Course of Business;

xiv)cancel or terminate any insurance policies or cause any of the coverage thereby to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing, to the extent reasonably available, coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect; or

xv)agree to do any of the foregoing.

6.2.Solicitation; Takeover Proposals; Change of Recommendation

.

(a)No Solicitation. During the Interim Period, the Seller Parties shall not, and shall cause their Affiliates not to, and shall use reasonable best efforts to cause their Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly facilitate or knowingly encourage the submission or announcement of any inquiries, proposals or offers that constitute or would reasonably be expected to lead to any Takeover Proposal (as defined below), (ii) provide any non-public information concerning the Seller Parties related to, or to any Person or group (as defined below) who would reasonably be expected to make, any Takeover Proposal, (iii) engage in any discussions or negotiations with respect to any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Takeover Proposal, or (iv) approve, support, adopt, endorse or recommend any Takeover Proposal or any Acquisition Agreement (as defined below) with respect thereto.  Subject to Section 6.2(c), the Seller Parties shall, and shall cause their Affiliates to, and shall use their reasonable best efforts to cause their Representatives to, (A) immediately cease and cause to be terminated all existing discussions or negotiations with any Person or group conducted heretofore with respect to any Takeover Proposal, or any inquiry or proposal that would reasonably be expected to lead to a Takeover Proposal and (B) immediately terminate access by any third party to any physical or electronic data room relating to any Takeover Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Takeover Proposal.

(b)Certain Definitions.

i)The term “Acceptable Confidentiality Agreement” means a confidentiality agreement with terms no less favorable to the Seller Parties in any substantive respect than the Confidentiality Agreement; provided that such confidentiality agreement need not contain a “standstill” or similar provision that prohibits the counterparty thereto or any of its Affiliates or Representatives from making any Takeover Proposal, acquiring any of the Seller Parties or taking any other similar action.

ii)The Term “After Consultation” means after consultation with such Person’s outside legal counsel and, other than with respect to determinations with respect to the fiduciary duties of such Person’s board of directors, such Person’s outside financial advisor.

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iii)Wherever the term “group” is used in this Section 6.2, it is used as defined in Rule 13d-3 under the Exchange Act.

iv)The term “Intervening Event” means a change, effect, event, occurrence or fact that materially affects the Seller Parties, taken as a whole, occurring or arising after the date of this Agreement that was not known or reasonably foreseeable to the Parent Board as of the date of this Agreement, which change, effect, event, occurrence or fact becomes known to the Parent Board prior to obtaining the Member Approval; provided, however, that none of the following shall either alone or in combination constitute, or be taken into account in determining whether there has been, any Intervening Event: any change, effect, event, occurrence or fact that arises out of or results from (i) any Takeover Proposal or the consequences thereof, (ii) any breach of this Agreement by any of the Seller Parties, (iii) the announcement and pendency of this Agreement and the transactions contemplated hereby or the identity of, or any facts or circumstances relating to Buyer or its Affiliates, (iv) the timing of any consents, registrations, approvals, permits, clearances or authorizations required to be obtained prior to the Closing Date by any Seller Party or any of their Affiliates from any Governmental Authority in connection with this Agreement and the consummation of the transactions contemplated hereby, or (v) the fact that, in and of itself, the Seller exceeds any internal or published projections, estimates or expectations of the Seller’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (however, in each case, the underlying reasons for such events may constitute a Intervening Event).

v)The term “Superior Proposal” means any bona fide, written Takeover Proposal that if consummated would result in a Person or group (or the shareholders or other owners of any Person) owning, directly or indirectly, (a) at least a majority of all of the Units or (b) at least a majority of the consolidated assets of the Seller Parties, taken as a whole, in either case which the Parent Board determines in good faith, After Consultation, that, if consummated, would be more favorable than the transactions contemplated hereby to the Members from a financial point of view, taking into consideration, the factors determined by the Parent Board in good faith to be relevant.

vi)The term “Takeover Proposal” means any offer or proposal, including any amendment or modification to any existing offer or proposal (other than, in each case, an offer or proposal made or submitted by or on behalf of Buyer), relating to any transaction (including any single- or multi-step transaction) or series of related transactions, in each case other than the transactions contemplated by this Agreement, with a Person or group relating to (x) the issuance to such Person or group or acquisition by such Person or group of at least 15% of the equity interests in any of the Seller Parties or (y) the acquisition by such Person or group of at least 15% of the consolidated assets of the Seller Parties, taken as a whole, pursuant to a merger, consolidation, share exchange, reorganization, recapitalization, consolidation or other business combination, sale of equity interests, sale of assets, tender offer, exchange offer or other transaction.

(c)Response to Takeover Proposals. Notwithstanding anything to the contrary contained in Section 6.2(a), if at any time following the date of this Agreement and prior to obtaining the Member Approval, (i) the Seller Parties have received a bona fide, written Takeover

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Proposal from a third party that did not result from a breach of this Section 6.2, and (ii) the Parent Board determines in good faith, After Consultation, that such Takeover Proposal constitutes or is reasonably likely to result in a Superior Proposal and the failure to take the following actions would reasonably be expected to be inconsistent with the directors’ fiduciary duties under Legal Requirements, then any of the Seller Parties may (A) enter into an Acceptable Confidentiality Agreement with the Person making such Takeover Proposal and, after entering into such Acceptable Confidentiality Agreement, furnish information with respect to the Seller Parties to such Person pursuant to such Acceptable Confidentiality Agreement or (B) engage in discussions or negotiations with the Person making such Takeover Proposal and such Person’s Representatives regarding such Takeover Proposal, provided, that (1) the Seller Parties shall promptly (and in any event within one (1) Business Day) provide to Buyer any non-public information concerning the Seller Parties to which any Person is provided such access and which was not previously provided to Buyer, (2) prior to engaging or participating in any such discussions or negotiations with or furnishing any information to, such Person, Seller gives Buyer written notice of the identity of such Person and its representatives and all of the material terms and conditions of such Takeover Proposal and of the Seller Parties’ intention to engage or participate in discussions or negotiations with, or furnish information to such Person. For the avoidance of doubt, subject to compliance with sub-clause (2) above, the Seller Parties shall be permitted to request clarifications from any Person or group or their respective Representatives who has made a Takeover Proposal to clarify the terms of such Takeover Proposal so that the Parent Board can make a determination whether such Takeover Proposal constitutes or is reasonably likely to result in a Superior Proposal.

(d)Notice to Buyer of Takeover Proposals. The Seller Parties shall promptly (and, in any event, within one (1) Business Day) notify Buyer in the event that the Seller Parties receive (or become aware that any of their Representatives has received) any Takeover Proposal, or any initial request for non-public information concerning any of the Seller Parties related to, or any initial request for discussions or negotiations related to, any Takeover Proposal, and the material terms and conditions thereof (including the identity of the Person making such request, proposal or offer). Thereafter the Seller Parties shall (i) provide prompt notice to Buyer no later than one (1) Business Day after any material change in the material terms of any such Takeover Proposal and (ii) promptly (and in any event not later than one (1) Business Day) after receipt or delivery thereof, provide Buyer with copies of all material documents (including any written, or electronic material to the extent such material contains any financial terms, conditions or other material terms relating to any Takeover Proposal, including the financing thereof) exchanged between any Seller Party or any of their Representatives, on the one hand, and the Person making Takeover Proposal or any of its Affiliates, or their respective officers, directors, employees, investment bankers, attorneys, accountants or other advisors or representatives, on the other hand.

(e)Prohibited Activities. Subject in all cases to Section 6.2(f) and Section 6.2(g), neither the Parent Board nor any committee thereof shall (i) withhold, withdraw or rescind (or modify in a manner adverse to Buyer), the Recommendation, (ii) approve or recommend the adoption of any Takeover Proposal, or (iii) cause or permit any of the Seller Parties to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other agreement related to any Takeover Proposal, other than any Acceptable Confidentiality Agreement referred to in Section 6.2(c) (an “Acquisition Agreement”) (any action described in clauses (i), (ii) or (iii) being referred to as an “Adverse Recommendation Change”).

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(f)Intervening Event. Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the receipt of the Member Approval, the Parent Board may make an Adverse Recommendation Change in response to an Intervening Event if the Parent Board determines in good faith, After Consultation, that the failure to do so would reasonably be expected to be inconsistent with the directors’ fiduciary duties under Legal Requirement; provided, that the Parent Board may not effect such an Adverse Recommendation Change unless:

i)Parent shall have provided prior written notice to Buyer, at least four (4) Business Days in advance (the “Intervening Event Notice Period”), of its intention to effect such Adverse Recommendation Change (which notice itself shall not constitute an Adverse Recommendation Change), which notice shall specify the details of such Intervening Event and the basis upon which the Parent Board intends to effect an Adverse Recommendation Change; and

ii)prior to effecting such Adverse Recommendation Change, (A) if requested by Buyer, the Seller Parties shall have, and shall have caused their Representatives to, during the Intervening Event Notice Period, negotiate with Buyer in good faith to make such adjustments in the terms and conditions of this Agreement so that an Adverse Recommendation Change is no longer necessary, and (B) Buyer shall not have, during the Intervening Event Notice Period, made an irrevocable written offer that would, upon the Seller Parties’ acceptance thereof, be binding on Buyer and that, after due consideration of such offer by the Parent Board in good faith and After Consultation, results in the Parent Board determining that it would not be inconsistent with the Parent Board’s fiduciary duties to the Members under applicable law to not affect the Adverse Recommendation Change.

In the event of any material changes to the circumstances applicable to the Intervening Event, after the start of the Intervening Event Notice Period, the Seller Parties shall be required to deliver a new written notice to Buyer pursuant to Section 6.2(f)i) and to comply with the requirements of this Section 6.2(f) with respect to such new written notice (including a new Intervening Event Notice Period) except the Intervening Event Notice Period shall be at least two (2) Business Days (rather than the four (4) Business Days contemplated by Section 6.2(f)i)).

(g)Superior Proposal. Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the receipt of the Member Approval, if, in response to a bona fide written Takeover Proposal made after the date of this Agreement and not withdrawn that did not result from a breach of this Section 6.2, the Parent Board determines in good faith, After Consultation, that such Takeover Proposal constitutes a Superior Proposal, the Seller Parties may terminate this Agreement pursuant to Section 9.1(f) and substantially concurrently enter into an Acquisition Agreement with respect to such Superior Proposal and pay the Seller Termination Fee to Buyer pursuant to Section 9.3; provided, that the Parent Board may not effect such an Adverse Recommendation Change and the Seller Parties may not terminate this Agreement pursuant to Section 9.1(f), unless:

i)Seller shall have provided prior written notice to Buyer, at least four (4) Business Days in advance (the “Superior Proposal Notice Period”), of its intention to terminate this Agreement to enter into an Acquisition Agreement with respect to such Superior Proposal, which notice shall specify the material terms and conditions of such

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Superior Proposal and the identity of the Person or group making such Superior Proposal, and shall have contemporaneously provided the execution draft of the relevant proposed Acquisition Agreement with the Person making such Superior Proposal and other material documents with respect to such Superior Proposal (including any with respect to the financing thereof); and

ii)prior terminating this Agreement to enter into an Acquisition Agreement with respect to such Superior Proposal, (A) if requested by Buyer, the Seller Parties shall have, and shall have caused their Representatives to, during the Superior Proposal Notice Period, negotiate with Buyer in good faith to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, and (B) Buyer shall not have, during the Superior Proposal Notice Period, made an irrevocable written offer that would, upon the Seller Parties’ acceptance thereof, be binding on Buyer and that, after consideration of such offer by the Parent Board in good faith and After Consultation, results in the Parent Board determining that such Superior Proposal no longer constitutes a Superior Proposal.

In the event of any amendment to the financial terms or any other material revisions to the Superior Proposal, Seller shall be required to deliver a new written notice to Buyer pursuant to Section 6.2(g)i) and to comply with the requirements of this Section 6.2(g) with respect to such new written notice (including a new Superior Proposal Notice Period), except the Superior Proposal Notice Period shall be at least two (2) Business Days (rather than the four (4) Business Days contemplated by Section 6.2(g)i)).

(h)Standstills; Confidentiality Agreements. Notwithstanding any provision of Section 6.2(e) to the contrary, the Seller Parties shall not grant any waiver or release under, or fail to enforce, any standstill or similar agreement; provided, however, at any time prior to obtaining the Member Approval, the Seller Parties may grant a waiver or release under any standstill agreement if the Parent Board determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under Legal Requirement.

6.3.Notification of Certain Matters

.

(a)During the Interim Period, the Seller Parties shall promptly notify Buyer (i) if any representation or warranty made by the Seller Parties in this Agreement was, when made, or has subsequently become, untrue in any material respect, (ii) of the occurrence or non-occurrence of any event which has caused or may reasonably be expected to cause any condition to the obligations of Buyer to effect the transactions contemplated by this Agreement not to be satisfied, or (iii) of the failure of the Seller Parties to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which may reasonably be expected to result in any condition to the obligations of any party hereto to effect the transactions contemplated hereby not to be satisfied.

(b)During the Interim Period, Buyer shall promptly notify the Seller Parties (i) if any representation or warranty made by Buyer in this Agreement was, when made, or has subsequently become, untrue in any material respect, (ii) of the occurrence or non-occurrence of any event which has caused or may reasonably be expected to cause any condition to the obligations of the Seller

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Parties to effect the transactions contemplated by this Agreement not to be satisfied, or (iii) of the failure of Buyer to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which may reasonably be expected to result in any condition to the obligations of any party hereto to effect the transactions contemplated hereby not to be satisfied.

(c)The delivery of any notice pursuant to this Section 6.3 shall not be deemed to modify the representations and warranties in this Agreement for purposes of Article VIII or Article X.

Article VII
ADDITIONAL AGREEMENTS

7.1.Preparation of the Proxy Statement; Members’ Meeting

.

(a)Members’ Meeting. Parent shall, as promptly as reasonably practicable after the date hereof, duly set a record date for, call, give notice of, convene and hold a special meeting of Members (the “Members’ Meeting”) for the purpose of obtaining the Member Approval as promptly as reasonably practicable following the date upon which the Proxy Statement is cleared by the SEC (with the record date and meeting date to be set by the Parent Board). Subject to the terms of this Agreement, the Parent Board shall recommend that the Members vote in favor of approval of the transactions contemplated by this Agreement. Parent shall comply with the DLLCA, Parent’s certificate of formation, the Operating Agreement, and the Exchange Act in connection with the Members’ Meeting, including preparing and delivering the Proxy Statement to the Members as required pursuant to the Exchange Act and Section 7.1(b) below. Subject to the terms of this Agreement, Parent shall use its commercially reasonable efforts to (i) solicit from its members proxies in favor of approval of the transactions contemplated by this Agreement in compliance in all material respects with all Legal Requirements, and (ii) secure any other approval of the Members that is required by Legal Requirement to effect the transactions contemplated hereby.

(b)Preparation of Proxy Statement. As promptly as reasonably practicable after the date hereof (and in any event within fifteen Business Days), Parent shall prepare and file with the SEC the preliminary Proxy Statement in form and substance reasonably satisfactory to each of Parent and Buyer relating to the transactions contemplated hereby. Subject to the terms of this Agreement, the Proxy Statement shall reflect the Recommendation and shall include a description of the other Board Actions. Buyer shall cooperate with Parent in the preparation of the preliminary Proxy Statement and the definitive Proxy Statement and shall furnish to Parent the information relating to Buyer required by the Exchange Act. Parent shall use its commercially reasonable efforts, after consultation with Buyer (and Buyer shall cooperate with Parent in good faith in connection therewith), to respond as promptly as practicable to any comments of the SEC and to cause the Proxy Statement in definitive form to be mailed to the Members at the earliest reasonably practicable time. Each of Parent and Buyer shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent that it shall have become false or misleading in any material respect. Parent agrees to take all steps necessary to cause the Proxy Statement as so corrected to be filed with the SEC and to be disseminated to holders of Units, in each case as, and to the extent, required by Legal Requirement. Parent shall promptly provide Buyer and its counsel

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with copies of any written comments, and shall inform them of any oral comments, that Parent or its counsel may receive from the SEC or its staff (including any request by the SEC or its staff for any amendments or supplements to the preliminary Proxy Statement or the definitive Proxy Statement), and Parent and Buyer shall cooperate in filing with the SEC or its staff, and, if required, Parent shall mail to its members, as promptly as reasonably practicable, such amendment or supplement. Buyer and its counsel shall be given a reasonable opportunity to review any written responses to such SEC comments and Parent shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Buyer and its counsel. The Proxy Statement shall comply in all material respects with requirements of Legal Requirement.

7.2.Access

.  During the Interim Period, upon reasonable advance notice, the Seller Parties shall, and shall cause their officers, employees, accountants, counsel, consultants, financial advisors and other Representatives to, afford to Buyer, and to Buyer’s officers, employees, accountants, counsel, consultants, financial advisors and other Representatives, reasonable access to all of the Seller Parties’ properties (including for purposes of testing and inspecting the Real Property and the Construction), books and records and to those employees and Representatives of the Seller Parties to whom Buyer requests access, and, the Seller Parties shall furnish to Buyer, as promptly as reasonably practicable, all financial, operating and other data and information concerning the Seller Parties’ business, properties and personnel that are in the possession, custody or control of the Seller Parties as Buyer through its officers, employees, accountants, counsel, consultants, financial advisors and other Representatives may reasonably request.  Prior to entering the Real Property to conduct inspections, Buyer or Buyer’s contractors shall provide Seller with a certificate of liability insurance naming Seller as an additional insured in an amount of not less than $1,000,000.00 per occurrence and Buyer shall promptly repair any damage caused to the Real Property as a result of Buyer’s consultants or other Representatives’ activities and restore the Real Property to substantially the same condition as it existed prior to any inspection activities.  Buyer agrees to indemnify, defend and hold Seller and the Real Property harmless, including reasonable attorney’s fees and court costs, from all injury, death, or property damage or claim, liabilities, causes of action, loss, expense or lien of any kind whatsoever arising out of the actions of Buyer, its agents, employees, contractors, officers or other Representatives or in any way incidental to Buyer’s, its agents, employees, contractors, officers or other Representatives presence on the Real Property for the purposes aforesaid and such indemnification obligation shall survive the termination of this Agreement. Notwithstanding the foregoing, the Seller Parties shall not be required to provide access to or disclose information where the Seller Parties reasonably determine that such access or disclosure would jeopardize the attorney-client privilege of the Seller Parties or conflict with or violate any Legal Requirement (including antitrust laws) (provided that the Seller Parties shall in such event use commercially reasonable efforts to avoid such constraints on disclosure, including entering into a joint defense agreement in customary form). Any information provided to Buyer by the Seller Parties pursuant to this Section 7.2 shall be subject to the Confidentiality Agreement.  Notwithstanding the foregoing, Buyer owes no duty to indemnify, defend, and hold Seller and the Real Property harmless for, and is not liable to undertake any repairs to or restore, any pre-existing conditions merely discovered at or upon the Real Property, unless there is damage to such pre-existing conditions at or upon the Real Property caused by Buyer or its agents, employees, contractors, officers or other Representatives.

7.3.Reasonable Best Efforts; Approvals

.

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(a)Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate, as promptly as reasonably practicable, the transactions contemplated by this Agreement, including using reasonable best efforts to: (i) obtain all necessary consents, approvals, orders, waivers and authorizations of, and actions or nonactions by, any Governmental Authority or any third party (including the Third Party Consents and the Required Governmental Approvals), and make all necessary registrations, declarations and filings with, and notices to, any Governmental Authorities; and (ii) execute and deliver any additional instruments reasonably necessary to consummate the transactions contemplated by this Agreement; provided, that, notwithstanding anything set forth in this Agreement to the contrary, (x) Seller Parties expressly authorize Buyer to discuss, negotiate and enter into any amendments, terminations, modifications, other agreements and any other changes to the Acquired Contracts involving or related to Agtegra, to take effect on or after the Closing Date (it being understood that Buyer shall keep the Seller Parties reasonably advised of any such conversations), and (y) nothing in this Section 7.3 shall require any out-of-pocket payments by any of the Parties or any of their respective Affiliates in order to obtain any such consents, approvals, orders, waivers or authorizations.

(b)The Seller Parties and Buyer shall cooperate with each other (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required in connection with the consummation of the transactions contemplated by this Agreement, and (ii) in taking such actions or making any filings or furnishing information required in connection therewith.

(c)Subject to Legal Requirements and the instructions of any Governmental Authority and subject to the Confidentiality Agreement, the Seller Parties and Buyer each shall use its reasonable best efforts to (i) without in any way limiting Section 7.3(b) above, cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated hereby and in connection with any investigation or other inquiry by or before a Governmental Authority relating thereto and (ii) keep the other apprised on a reasonably timely basis of any material communications, and provide copies thereof in the case of any such written communications, received by Buyer or any of its Representatives, or the Seller Parties or any of their Representatives, as the case may be, from any third party and/or any Governmental Authority with respect to the transactions contemplated hereby. Subject to reasonable limitations limiting access to outside counsel and subject to the Confidentiality Agreement, the Seller Parties and Buyer each shall, upon request by the other, consult with the other regarding all information concerning itself, its subsidiaries (if any), directors, managers, officers, members and shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Buyer, the Seller Parties or any of their respective subsidiaries to any third party and/or any Governmental Authority in connection with the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, the Seller Parties shall, following consultation with Buyer and after giving due consideration to Buyer’s views and acting reasonably and in good faith, direct and control all aspects of the Parties’ efforts to gain regulatory clearance before any Governmental Authority.

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(d)As promptly as reasonably practicable, but no later than five (5) Business Days after the date hereof, Buyer shall (i) make or cause to be made all filings required to obtain an Alcohol Fuel Permit from the TTB for the operation of the Ethanol Plants (the “Alcohol Fuel Permit”), (ii) commence and diligently pursue all actions necessary to submit any and all information to the U.S. Environmental Protection Agency that is required in connection with the RIN Permit and to otherwise obtain the RIN Permit and (iii) without in any way limiting the foregoing in this Section 7.3(d), use its reasonable best efforts to obtain the Alcohol Fuel Permit and the RIN Permit as promptly as practicable following the execution and delivery of this Agreement.

7.4.Employee and Employee Benefit Plan Matters

.

(a)Offers of Employment.  Subject to the terms and conditions of this Section 7.4, at the Closing the Buyer shall offer “at-will” employment to (i) each person set forth in Schedule 7.4(a) and (ii) each person hired by Seller during the Interim Period with Buyer’s prior written consent (each an “Offered Employee”) to the extent such person is an active employee of Seller as of immediately prior to the Closing; provided, that, Buyer shall have the right to offer such employment subject to such person’s accepting duties and responsibilities that are different than his or her current duties and responsibilities and Buyer further reserves the right to later modify such duties and responsibilities.  Each Offered Employee who (i) accepts the Buyer’s offer and (ii) executes and delivers Buyer’s standard employee on-boarding documentation shall be referred to as a “Transferred Employee.”

(b)Termination of Employment.  Effective as of immediately prior to the Effective Time, Seller shall terminate the employment or service of the Transferred Employees and take all necessary action such that the Transferred Employees shall cease active participation in and accrual of benefits under the Benefit Plans.

(c)Post-Closing Employment and Benefits.  During the period commencing at the Effective Time and ending on the date which is twelve months from the Effective Time (or if earlier, the date of the employee’s termination of employment with Buyer), (i) Buyer shall provide the Transferred Employees with base salary and bonus opportunities that are substantially comparable in the aggregate to the base salary (or hourly wage, as applicable) and bonus opportunities provided by the Buyer to similarly situated employees of the Buyer (with duties and responsibilities similar to those that Buyer requires such Transferred Employee to perform) and (ii) the Transferred Employees shall during their active employment by the Buyer, be eligible to participate in the group employee benefit, severance, vacation or paid time off, fringe benefit plans and perquisites made generally available to similarly situated employees of the Buyer (collectively, the “Buyer Plans”), subject to each Transferred Employee’s satisfaction of all terms and conditions required for participation in the Buyer Plans, as modified by Section 7.4(d); provided however, that for the period from the Effective Time to 12:01 am January 1, 2020 (the “Coverage Period”), the group medical benefit for Transferred Employees shall be provided in accordance with Section 7.4(g).  For the avoidance of doubt, Buyer shall be solely responsible for all other benefits of Transferred Employees after the Effective Time except as provided in Section 7.4(g) or as otherwise expressly agreed to in writing by Seller and Buyer prior to Closing and for any employees of Buyer other than Transferred Employees who become employed with Buyer or Buyer Subsidiaries after the Effective Date, whether or not in connection with the Acquired Assets,

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and no new employees will be eligible to enroll in or be covered by Seller Medical Plans (as defined in Section 7.4(g)).

(d)Prior Service Credit.  Buyer shall give, or cause to be given to, each Transferred Employee credit for his or her period of service with the Seller Parties prior to the Effective Time for purposes of determining eligibility to participate in and vesting and benefit accruals under the Buyer Plans in which the Transferred Employees become eligible to participate after the Effective Time in accordance with Section 7.4(c), to the extent permitted under the terms thereof; provided, however, that (A) such service credit shall be given only to the extent it was recognized under the analogous Benefit Plan in which such Transferred Employee participated immediately prior to the Effective Time; and (B) such service credit shall not be given (1) with respect to any benefit plans created after the Effective Time for which similarly-situated employees of Buyer do not receive prior service credit or (2) where it would result in the duplication of any benefits for the same period of service.

(e)Welfare Benefit Plans.  With respect to each Buyer Plan providing medical, dental, pharmaceutical vision and flexible benefits in which the Transferred Employees become eligible to participate after the Effective Time in accordance with Section 7.4(c) and Section 7.4(d), Buyer shall (i) waive or cause to be waived all pre-existing condition limitations, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees and their eligible dependents, other than any such limitations, exclusions and waiting periods that are in effect with respect to such individuals and have not been satisfied under the analogous Benefit Plan immediately prior to the Effective Time; (ii) to the extent possible under the applicable Buyer Plan and otherwise in a manner consistent with the agreements reached by Seller and Buyer on non-medical welfare benefit plans before Closing recognize or cause to be recognized any deductibles, out-of-pocket and co-payments paid by the Transferred Employees and their eligible dependents under the analogous Benefit Plan during the applicable plan year in which the Effective Time occurs for purposes of satisfying all applicable deductibles and maximum out-of-pocket requirements that may apply after the Effective Time; and (iii) cause Buyer’s group medical benefit to permit Transferred Employees to enroll in Buyer group medical benefit not earlier than the end of the Coverage Period (as defined in Section 7.4(c)) but subject to the other conditions of this Section 7.4(e) after the Coverage Period.

(f)Severance; Accrued Vacation; Funding of HSA.  Seller Parties shall be liable and hold Buyer harmless for any statutory, common law, contractual or other severance arising with respect to any employee of the Seller Parties immediately prior to Closing or with respect to the termination of employment or service of the Transferred Employees under Section 7.4(b) and for any breach of Seller Parties obligations as provided in Section 7.4(b) and (h).  Buyer and Buyer Subsidiaries shall be liable and hold the Seller Parties harmless for: (i) any statutory, common law, contractual or other severance with respect to any Transferred Employee arising or accruing on or after the Closing Date; (ii) any claims relating to the employment of any Transferred Employee on or after the Closing Date; and (iii) for any breach of Buyer and Buyer Subsidiaries obligations as provided in Section 7.4(g) and (h).  The Seller Parties shall be liable for and shall fund the employer contribution portion of all HSA accounts of the Transferred Employees through December 31, 2019.

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(g)Group Medical Benefit During the Coverage Period.  During the Coverage Period: (i) Seller Parties shall use commercially reasonable efforts to maintain the Seller group medical benefit policies listed on Schedule 7.4(g) (“Seller Medical Plans”) and Seller and Buyer covenant to cooperate in obtaining written commitments from Blue Cross/Blue Shield of Minnesota (“BCBSMN”) to maintain the Seller Medical Plans in accordance with their respective terms and the conditions set forth in this Section 7.4(g); (ii) all Transferred Employees will continue to be covered under Seller Medical Plans while employed by Buyer and Buyer Subsidiaries and will not incur a “qualifying event” (as defined in Code Section 4980B(f)(3)(B) and regulations promulgated thereunder) as a result of the Transferred Employees’ termination of employment with Seller upon the Effective Date; (iii) Seller Parties shall be and remain liable for paying the employer contributions for Seller employees’ covered under the Seller Medical Plans; (iv) Buyer shall be liable for and shall pay the employer contributions for Transferred Employees and shall timely transmit all premiums due and other costs associated with coverage for Transferred Employees and their beneficiaries under the Seller Medical Plans; (v) Seller Parties, for their part, and Buyer and Buyer Subsidiaries for their part, shall take all reasonable actions required of the party to permit Transferred Employees, Seller employees and M&A Qualified Beneficiaries (as defined in Section 7.4(h) to be eligible for coverage; and (vi) Seller Medical Plans will constitute a high deductible health plan as defined in Code Sec. 223(c)(2); (vii) Seller Parties may assign the Seller Medical Plans to a liquidating trust that will be liable under this Section 7.4 to the same extent as Seller Parties.

(h)COBRA.  During the Coverage Period: (i) Seller Parties and Seller Medical Plan will be and remain liable to provide any group health continuation coverage under applicable Legal Requirements for any Seller Employees, Transferred Employees, and “M&A Qualified Beneficiaries” as such term is defined in Treas. Reg. § 54.4980B-9 who first become eligible on or after the Effective Date; (ii) Buyer will timely notify Seller of any Transferred Employee or the beneficiary of any event constituting a “qualifying event” under Code Section 4980B(f)(3) and regulations thereunder; (iii) Seller Parties will timely cause Seller Medical Plans to provide and administer in all material respects such group continuation coverage obligations. For the avoidance of doubt, any employees of Seller and their beneficiaries who are covered or are eligible for group health continuation coverage under the Seller Medical Plans immediately prior to the Effective Time shall be an M&A Qualified Beneficiary for purposes of this Section 7.4(h) Seller will cause the Seller Medical Plans to terminate effective and the end of the Coverage Period and thereafter Seller Medical Plan shall have no further obligations to provide group health continuation coverage. Effective January 1, 2020, Buyer and the Buyer Plans shall assume, be liable for and indemnify and hold harmless Seller Parties and Seller Medical Plans, for group health continuation coverage under applicable Legal Requirements for any Transferred Employees, their beneficiaries and any “M&A Qualified Beneficiaries” as such term is defined in Treas. Reg. § 54.4980B-9; provided, however, that nothing in this Agreement shall prohibit Buyer or its affiliates from modifying any Buyer Plan providing for group health coverage.

(i)401(k) Plan.  As of the Effective Time or as soon as practicable thereafter, each Transferred Employee will be permitted to elect to roll over his or her account balances in the Seller Parties’ defined contribution plan (or any portion thereof) to the Buyer’s defined contribution plan.

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(j)Cooperation.  The Seller Parties and the Buyer shall cooperate reasonably with each other in the exchange of information, notification to the expected Transferred Employees and preparation of any documentation required to be filed with any Governmental Authority or other third party as one of them may reasonably request of the other in order to implement this Section 7.4 and to ensure an orderly transition of employment for the Transferred Employees in connection with the consummation of the transactions contemplated hereby, including information regarding Seller Medical Plans in a manner that complies with the federal and state privacy laws.

(k)No Third Party Beneficiaries.  The provisions of this Section 7.4 are solely for the benefit of the parties to this Agreement, and nothing contained in this Section 7.4, whether express or implied, shall create any third party beneficiary or other rights in any Person in respect of the terms and conditions of employment with, or any compensation or benefits that may be provided by, Buyer or any of its Affiliates.

7.5.Tax Matters

.

(a)Tax Apportionment.  Except for Transfer Taxes (which are addressed in Section 7.5(c)), all real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets (the “Straddle Period Taxes”) for a taxable period that includes (but does not begin on) the Closing Date shall be apportioned between Seller and Buyer. The apportionment shall be made as of the Closing Date based on the number of days of such taxable period ending on but not including the Closing Date (the “Pre-Closing Straddle Period”) and the number of days of such taxable period beginning on and including the Closing Date through the end of such taxable period (the “Post-Closing Straddle Period”). Seller shall be liable for Taxes attributable in the Pre-Closing Straddle Period and Buyer shall be liable for Taxes attributable to the Post-Closing Straddle Period on a closing of the books basis.

(b)Transfer Taxes.

i)All excise, sales, use, value added, goods and services, transfer (including real property transfer), withholding, stamp, documentary, filing, recordation, registration and other similar Taxes, together with any interest, additions, fines, costs or penalties thereon and any interest in respect of any additions, fines, costs or penalties imposed in connection with this Agreement and the transaction contemplated hereby (the “Transfer Taxes”) shall be borne by Seller, whether levied on Buyer or Seller.

ii)Seller shall prepare and timely file any Tax Returns with respect to Transfer Taxes required to be filed under applicable Legal Requirements. Buyer and Seller shall cooperate with each other in order to minimize applicable Transfer Taxes in a manner that is mutually agreeable and in compliance with applicable Legal Requirements, and shall to that extent execute such documents, agreements, applications, instruments, or other forms as reasonably required, and shall permit any such Transfer Taxes to be assessed and paid in accordance with applicable Legal Requirements.

(c)Tax Cooperation.  From and after the Closing Date, the Parties will cooperate in good faith and render reasonable assistance to the other Party in connection with the filing of Tax Returns, any audit or proceeding with respect to Taxes relating to the Purchased Assets or the

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Business.  The Parties shall retain all books and records with respect to such Taxes for any Pre-Closing Tax Period until the expiration of the relevant statutes of limitations for such Taxes.

(d)Taxation of Escrow Amount.  For all relevant Tax purposes, the Parties agree to treat the Indemnity Escrow Amount and the Punch List Escrow Amount (if any) as an asset of Buyer until the release of such funds to the Seller, and Buyer will pay all Taxes on any interest or other income earned with respect to such funds until such funds released to the Seller.

(e)Wage Reporting.  Buyer and the Seller Parties agree to utilize the standard procedure set forth in Revenue Procedure 2004-53 with respect to wage reporting.

7.6.Public Announcements and SEC Disclosures

.  The Parties agree that (a) the initial press release by Parent and (b) any initial communication by the Seller Parties to any of their employees with respect to the transactions contemplated by this Agreement will be in the form mutually agreed to by the Parties. The Parties also agree that the initial communications by Buyer to its shareholders to be issued with respect to the transactions contemplated by this Agreement will be in the form mutually agreed to by the Parties. The Parties also agree and acknowledge that Parent is required to file current and periodic reports under the Exchange Act and Parent will be required (a) to file a current Report on Form 8-K with respect this Agreement and the transactions contemplated by this Agreement within four business days of the date of the signing of this Agreement and (b) to report this Agreement and the transactions contemplated by this Agreement in its Form 10-Q for the quarter ended June 30, 2019.  Parent will provide Buyer with a draft of the Form 8-K and any Form 10-Q disclosures with respect to this matter prior to filing, and Buyer will provide Parent with a draft of its shareholder communication with respect to the transactions contemplated by this Agreement prior to distributing this communication.  Thereafter, except with the prior consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), each Party shall not (and shall cause its respective Representatives not to) issue any press release or make any public statement or disclosure with respect to this Agreement or the transactions contemplated by this Agreement, except(i) as may be required by Legal Requirement, court process or the rules and regulations of securities exchange, as applicable, and (ii) as to the Seller Parties, for any matters referred to in, and made in compliance with, Section 6.2.  Notwithstanding the foregoing, this Section 7.6 will not apply to any press release or other public statement made that is consistent with the initial Parent press release or Buyer shareholder communication and the terms of this Agreement and does not contain any information relating to the Seller Parties, Buyer or its Affiliates or the transactions contemplated by this Agreement that has not been previously announced or made public in accordance with the terms of this Section 7.6.

7.7.Bulk Sales Laws

.  Each Party hereby waives compliance by the Seller Parties with the provisions of any applicable “bulk sales,” “bulk transfer” or similar laws in connection with the consummation of the transactions contemplated hereby.

7.8.Post-Closing Remittances

.  From and after the Closing, if Buyer, on the one hand, or any of the Seller Parties, on the other hand, receives any payment from a third party that is the property of the other pursuant to the terms of this Agreement, Buyer or the Seller Parties, as applicable, shall (a) hold such payment as agent for and on behalf of the other and (b) promptly

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(and in no event later than ten (10) Business Days following receipt) remit such payment to the other.

7.9.Further Assurances

.  At any time and from time to time following the Closing, at the request of any Party hereto and without further consideration, each Party hereto shall execute and deliver, or cause to be executed and delivered, such further documents and instruments and shall take, or cause to be taken, such further actions as any other party may reasonably request or as otherwise may be necessary or desirable to evidence and make effective the transactions contemplated hereby; provided, however, the Seller Parties shall have no obligation to execute any instrument or act in any manner that would expand the Seller Parties’ Liabilities.

7.10.Records Retention

.

(a)For a period of six (6) years after the Closing Date, Buyer shall (i) retain all books, documents, information, data, files and other records of Buyer that relate to the operation of Business for periods prior to the Closing; and (ii) upon reasonable notice and to the extent permitted by law, afford the Seller Parties and its Representatives reasonable and confidential access (including for inspection and copying, at the Seller Parties’ expense), during normal business hours, to such books, documents, information, data, files and other records relating to the pre-Closing operation of the Business.

(b)For a period ending on the earlier to occur of (i) six (6) years after the Closing Date and (ii) the wind down and dissolution of the Seller Parties, the Seller Parties shall (i) retain all books, documents, information, data, files and other records of the Seller Parties that relate to the operation of Business for periods prior to the Closing; and (ii) upon reasonable notice, afford Buyer and its Representatives reasonable and confidential access (including for inspection and copying, at Buyer’s expense), during normal business hours, to such books, documents, information, data, files and other records relating to the pre-Closing operation of the Business.

7.11.Outstanding Consents

.  With respect to each Acquired Contract for which consent is required from a third party in connection with the consummation of the transactions contemplated hereby that has not been obtained prior to the Closing (each a “Post-Closing Consent”): the Buyer and the Seller Parties acknowledge and agree that during the period beginning on the Closing Date and ending at such time as the Post-Closing Consent is received (at which time such Acquired Contract shall automatically be assigned to Buyer without any further action of the parties hereto), (a) such Acquired Contract shall not be assigned to Buyer and shall be deemed to be an Excluded Contract; (b) the Parties shall work together in good faith and use commercially reasonable efforts to obtain such Post-Closing Consent; and (c) the Parties shall take all necessary action to provide to Buyer all of the economic benefits, liabilities, costs and expenses under any such Acquired Contract until such time as the Post-Closing Consent is obtained, or until such Acquired Contract expires or is terminated; provided, that, any actions taken pursuant to this Section 7.11 shall not involve any out-of-pocket payments by any of the Parties or any of their respective Affiliates in order to obtain such Post-Closing Consents.  In connection with any such arrangements, Buyer and Seller will each abide by the terms and conditions set forth in the applicable Acquired Contract and, subject to the arrangement contemplated by this Section 7.11, will reimburse each other for payments made to or received from counterparties on behalf of each other pursuant to the terms of the applicable Acquired Contracts, will reasonably act to provide

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that the other party is put in the same economic position with respect to the Acquired Contract as if the relevant consent or other action had been obtained at the Closing.  Notwithstanding the foregoing, nothing in this Section 7.11 shall be deemed to limit Buyer’s rights under the Closing conditions set forth in Section 8.2.  Once a consent Post-Closing Consent is received Buyer and Seller will jointly prepare, execute and deliver in good faith such document(s), if any, as Buyer and Seller deem reasonably necessary to evidence the assignment of such Acquired Contract.

7.12.Title Evidence

.

(a)Seller shall, at Buyer’s sole cost and expense, cause to be issued and delivered to Buyer, within 20 days after the date of this Agreement title commitments for the Real Property (collectively, the “Title Commitment”) issued by (1) with respect to the Real Property in Huron, South Dakota, Huron Title, and (2) with respect to the Real Property in Aberdeen, South Dakota, Title of Dakota (collectively, the “Title Company”), in which Title Company agrees to issue to Buyer a 2006 ALTA Owner’s Title Insurance Policy and Leasehold Title Insurance Policy for with respect to the Real Property with full extended coverage, deleting standard exceptions, including but not limited those general standard exceptions based on (i) mechanics or materialmen’s liens, (ii) matters affecting title that may be disclosed by an accurate survey, and (iii) the rights of parties in possession except tenants in possession, and including endorsements for zoning, survey, owner’s comprehensive, access, minerals, deletion of mandatory arbitration, subdivision, contiguity, tax parcel, environmental lien and any other endorsements reasonably requested by Buyer and such additional affirmative coverage as Buyer may reasonably request (collectively, the “Owner’s Title Policy”).  In addition, Seller shall, at Buyer’s sole cost and expense, cause to be issued and delivered to Buyer, within 45 days after the date of this Agreement current ALTA/NSPS surveys (the “Surveys”) of the Real Property.  The Title Commitment must be accompanied by copies of all recorded documents affecting the Real Property as reflected in the Title Commitment, and included searches for real estate taxes, pending and levied special assessments, judgments, bankruptcies and state and federal tax liens (collectively, the “Title Documents” and together with the Title Commitment and the Surveys shall be collectively referred to as the “Title Evidence”).  The Owner’s Title Policy insure title subject to the Permitted Exceptions (as hereinafter defined) and in the amount of the Purchase Price allocated to the Real Property.  Buyer and Seller shall each pay for one-half of the cost of the premium of the Owner’s Title Policy to be issued at Closing, and Buyer shall pay for the additional cost of any endorsements thereto.   Buyer shall pay for the cost of the premium of any Loan Policies of Title Insurance to be issued at Closing in connection with Buyer’s financing, including any endorsements thereto.

(b)Within 20 days after receiving the last of the Title Evidence, Buyer will make written objections (“Objections”) to the form and/or contents of the Title Evidence.  Buyer’s failure to make Objections within such time period will constitute waiver of the Objections.  Any matter shown on such Title Evidence and not objected to by Buyer shall be included within the definition of a “Permitted Exception” hereunder.  Seller will have 60 days after receipt of the Objections to cure the Objections, during which period the Closing Date will be postponed if necessary.  Seller shall use its best efforts to correct any Objections.  To the extent an Objection can be satisfied by the payment of money, Buyer shall have the right to apply a portion of the cash payable to Seller at the Closing to the satisfaction of such Objection and the amount so applied shall reduce the amount of cash payable to Seller at the Closing.  If the Objections are not cured within such 60 day period, Buyer will have the option to do any of the following:

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i)Withhold from the Purchase Price an amount which, in the reasonable judgment of the Title Company, is sufficient to assure cure of the Objections.  Any amount so withheld will be placed in escrow with the Title Company, pending such cure.  If Seller does not cure such Objections within 90 days after such escrow is established, Buyer may then cure such Objections and charge the costs of such cure (including reasonable attorneys’ fees) against the escrowed amount.  If such escrow is established, the parties agree to execute and deliver such documents as may be reasonably required by the Title Company, and Seller agree to pay the charges of the Title Company to create and administer the escrow; or

ii)Terminate this Agreement, or

iii)Waive the objections and proceed to close.

(c)“Permitted Exceptions” means: (i) all presently existing and future liens for unpaid real estate taxes and assessments not due and payable as of the Closing Date, subject to adjustment as provided herein; (ii) any item on the Title Evidence not objected to by Buyer, (iii) any lien or encumbrance arising out of the acts or omissions of Buyer (iv) zoning, entitlement, building and other land use regulations that do not materially impair, prohibit or restrict the occupancy or current use of the real property which they encumber, and (v) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the real property which do not materially impair, prohibit or restrict the occupancy or current use of the real property which they encumber.

(d)If any supplements or updates to the Title Commitment or the Title Documents are issued by the Title Company (“Title Report Update”), then Seller shall deliver same to Buyer and Buyer shall have the right to make Objections to the form and/or contents of the Title Report Update and the parties shall follow the process set forth in Section 7.12(b) above.

(e)Seller and Buyer will each pay one-half of any closing fee, abstractor execution fee, or charge imposed by any closing agent, or by the Title Company.  Buyer will pay the costs to record the Deeds and any mortgage(s) recorded in connection with Buyer’s financing.  Seller will pay for any recording costs to remove any encumbrances to title that are not Permitted Exceptions hereunder.

7.13.Environmental Matters

.  During the Interim Period:

(a)

the Seller Parties shall obtain, at their sole expense, a reliance letter reasonably acceptable to Buyer for the Phase I Environmental Site Assessments prepared by Summit Envirosolutions, Inc. on July 24, 2019 (collectively, the “Phase I Reports”) from the author of the Phase I Reports allowing Buyer to rely on the Phase I Reports to the same extent as the Seller Parties (the “Reliance Letter”); and

(b)Seller shall remove the debris and other items identified in the Phase I Report for the Huron Plant from the Huron Plant, including debris on the northern portion of the property or the eastern adjacent property, two totes partially filled with unknown liquids, which are in the tote storage area, and a rusted and empty 55-gallon drum in a “vacant area.”

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7.14.Confidentiality

.  The terms of the Confidentiality Agreement shall continue in full force and effect until the Closing.  As of the Closing Date, the Confidentiality Agreement and all obligations thereunder shall terminate and be of no further force or effect.  Following the Closing, Seller will, and will cause its Affiliates to, treat and hold as confidential any information concerning the Business and affairs of Seller that is not already generally available to the public, and shall refrain from using any such information except in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby.  In the event that Seller is requested or required pursuant to written or oral question or request for information or documents in any Action or similar process to disclose any such information, such Person will notify Buyer promptly in writing of the request or requirement so that Buyer may seek, at Buyer’s sole cost and expense, an appropriate protective order or waive compliance with the provisions of this Section 7.14.  If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is, on the advice of counsel, compelled to disclose any such information to any tribunal or else stand liable for contempt, such Person may disclose such information to the tribunal, provided, however, that the disclosing Person will, at Buyer’s sole cost and expense, use its commercially reasonable efforts to obtain an order or other assurance that confidential treatment will be accorded to such portion of the information required to be disclosed as Buyer requests.

7.15.Utilities, Service Providers

.  Prior to the Closing Date, Seller and Buyer shall jointly contact and notify all utilities and other service providers to the Business, including all gas, electric, water, waste, phone, internet and other utilities and providers, of the change in ownership of the Business and the Purchased Assets, effective as of the Effective Time, and that all charges, fees and other amounts to be paid to said utilities and/or service providers for services prior to the Effective Time will be Seller’s and for services from and after the Effective Time shall be the sole cost and responsibility of Buyer.

7.16.Non-Competition; Non-Solicitation

.

(a)For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), each Seller Party shall not, and shall cause their Affiliates (other than THL and its affiliates) not to, directly or indirectly, (i) engage in or assist others in engaging in the Business anywhere in the United States (excluding Alaska and Hawaii) (the “Territory”); (ii) have an interest in any Person that engages directly or indirectly in the Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between Buyer and clients, customers or suppliers of Buyer.  Notwithstanding the foregoing, any Seller Party may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Seller Party does not, directly or indirectly, own 2% or more of any class of securities of such Person.  The Parties acknowledge and agree that, as used in this Section 7.16, the term “Affiliate” shall be deemed to specifically exclude, in each instance, THL and its affiliates.

(b)During the Restricted Period, each Seller Party shall not, and shall cause their Affiliates (other than THL and its affiliates) not to, directly or indirectly, hire or solicit any Transferred Employee or encourage any such employee to leave such employment or hire any such employee who has left such employment, except (i) pursuant to a general solicitation which is not directed specifically to any such employees or (ii) for any Transferred Employee who, at the time

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of such solicitation or hiring, has ceased to work for Buyer or any of its Affiliates for a period of at least three (3) months.

(c)During the Restricted Period, each Seller Party shall not, and shall cause their Affiliates (other than THL and its affiliates) not to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Business or potential clients or customers of the Business for purposes of diverting their business or services from Buyer or its Affiliates or the Business.

(d)The Seller Parties acknowledge that a breach or threatened breach of this Section 7.16 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by any of the Seller Parties of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e)The Seller Parties acknowledge that the restrictions contained in this Section 7.16 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement.  In the event that any covenant contained in this Section 7.16 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law.  The covenants contained in this Section 7.16 and each provision hereof are severable and distinct covenants and provisions.  The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

7.17.Construction; Punch List

.

(a)Prior to the Closing, the Seller Parties shall use reasonable best efforts to complete the construction of the grain receiving, handling and storage facilities at the Aberdeen Plant (the “Construction”) in accordance with the Construction Contracts.  Each contractor identified under any of the Construction Contracts is a “Contractor” for purposes of this Agreement.  The Seller Parties shall keep Buyer reasonably apprised on not less than an every ten (10) day basis with respect to the status of the Construction, the final certification of the grain bins, and the plan to fill the bins with grain prior to Closing.

(b)Prior to Closing, Seller may not perform any inspection of Work with any Contractor at or following Substantial Completion without (i) the participation of Buyer or (ii) Buyer’s written permission (which may be by email) for Seller to proceed without the participation of Buyer.

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(c)Prior to Closing, Seller may not make Final Payment or Retainage payment to any Contractor under the Construction Contracts or accept any Contractor’s Final Waiver, Release and Indemnification or Certificate of Substantial or Final Completion (in each case, as such terms are defined in the Construction Contracts) without the written consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned, following joint inspection by Seller and Buyer of the Work performed under the Construction Contracts.  If the Construction Completion and Certification Date has not occurred on or prior to Closing, then following the Closing, Buyer may not make Final Payment or Retainage payment to any Contractor under the Construction Contracts or accept any Contractor’s Final Waiver, Release and Indemnification or Certificate of Substantial Completion without the written consent of Seller, which consent shall not be unreasonably withheld, delayed or conditioned, following joint inspection by Seller and Buyer of the Work performed under the Construction Contracts.

(d)Schedule 7.17(d) sets forth (i) a list jointly prepared by Buyer and Seller (the “Punch List”) of Punch List Items required to be completed for the Construction and (ii) the current outstanding retainage by Contractor relating to the Construction, as jointly agreed to by Buyer and Seller, which Schedule 7.17(d) shall be updated at or prior to the Closing.  Following the date hereof, the Parties acknowledge and agree that change orders may only be submitted under the Construction Contracts upon the joint written consent or request of both Seller and Buyer (it being understood that the Parties must first agree who would be responsible for what portion of any cost or expense associated with any such change orders).

(e)Upon Substantial Completion, Seller shall commence and diligently pursue all testing and certification procedures of the Construction in accordance with the Contract Documents (as such term is defined in the Construction Contracts) to achieve Final Completion and certification of the Construction (in compliance with all Contract Documents) as promptly as commercially practicable, including (i) compliance with the grain bin filling and surveying procedures and timelines established in Schedule 7.17(e) and obtaining and delivering the Bin Certificate (as defined below); (ii) grinding the corn in the certified grain bins through the outbound legs or conveyor systems to the hammer mill of the Aberdeen Plant, (iii) the emptying and sweeping of all grain bins in accordance with the Construction Contracts; (iv) inspection of the grain bins, together with the related grain legs and conveyor systems, for Final Completion and Final Payment in accordance with the Construction Contracts; and (v) receipt of certification that the grain bins, together with the related sweeps, grain legs and conveyor systems, are completed in accordance with the Construction Contracts, including receipt from each Contractor of any Final Waiver, Release and Indemnification or Certificate of Substantial or Final Completion, as applicable (the date on which matters contemplated by the foregoing clauses (i), (ii), (iii), (iv) and (v) in this Section 7.17(e) are completed, the “Construction Completion and Certification Date”).  Seller shall complete the grain bin filling and surveying and certification procedures in accordance with Schedule 7.17(e).  Following such time as the grain bins have been filled to 100% capacity and measured as provided in Schedule 7.17(e), Seller shall deliver to Buyer a certificate of the surveyor that no measured differential settlement has occurred beyond what is contemplated in no. 3 on Schedule 7.17(e) (the “Bin Certificate”), it being understood, for the avoidance of doubt, that such certificate shall not be required to (1) certify that the sweeps in the grain bins meet the Construction Contracts or (2) speak to any of the outbound legs or conveyor systems to deliver the grain from the grain bins to the hammer mill of the Aberdeen Plant (the date of Buyer’s receipt of such certificate, the “Bin Certification Date”).  Promptly following the Bin Certification Date,

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Seller shall begin the process of grinding the corn in the certified grain bins through the outbound legs or conveyor systems to the hammer mill of the Aberdeen Plant, emptying and sweeping the grain bins in accordance with the Construction Contracts, and taking such other steps or actions necessary or advisable on a commercial basis to complete the items necessary to reach and achieve the Construction Completion and Certification Date no later than October 15, 2019.  Seller agrees that the Construction Completion and Certification Date shall occur no later than October 15, 2019 (the “Grain Bin Damage Date”).

(f)Seller agrees that Final Payment to Buresh Building Systems (“Buresh”) of 100% of the portion of the retainage withheld from Buresh as shown on Schedule 7.17(d) shall not be made, until the Construction Completion and Certification Date has occurred.

(g)If there is any Inventory of grain in the grain bins owned by Seller that is purchased by Buyer at the Closing in accordance with the terms of this Agreement, Seller acknowledges and agrees that (i) payment for the Inventory of grain in the grain bins shall be made against simultaneous payment by Seller to Agtegra of all amounts due and owing to Agtegra by Seller for the Inventory of grain in the grain bins that is so purchased by Buyer at the Closing and (ii) Buyer shall be entitled to grind the Inventory of grain in the grain bins so purchased in the ordinary course of business pursuant to and in accordance with the Grain Origination Agreement (applicable to the Aberdeen Plant) in lieu of purchasing corn from Agtegra under the Grain Origination Agreement, provided, for the avoidance of doubt, Buyer will remain obligated to pay the 11 cent per bushel handling charge on such corn at the time and on the terms provided for in the Grain Origination Agreement (unless such handling charge has been paid by Seller to Agtegra prior to the Closing with respect to such grain and included in the determination of the Inventory Value).  Seller further acknowledges and agrees that if there is any Inventory of grain in the grain bins owned by Seller that is purchased by Buyer at the Closing and any of the Buyer Indemnified Parties has any legal obligation to pay any amounts to Agtegra or any other third party, or incurs or suffers any other Damages, arising out of, relating to or resulting from (1) grinding any Inventory of grain in the grain bins purchased by Buyer at the Closing, other than (I) the 11 cents per bushel handling charge payable to Agtegra under the Grain Origination Agreement or (II) to the extent attributable to any Contract to which Buyer or any of its Affiliates is party (excluding, for the avoidance of doubt, the Acquired Contracts), or (2) any breach by any Seller Party of any representations, warranties or covenants of or made by a Seller Party with respect to the Construction in Section 4.24 or Section 7.17, then the Seller Parties shall, jointly and severally, indemnify, defend and hold the Buyer Indemnified Parties harmless from any and all such Damages, provided, for the avoidance of doubt, the foregoing indemnity obligation shall be subject to the Cap.

(h)If, (i) the Construction Completion and Certification Date and the Closing have occurred and (ii) any amounts are placed into the Punch List Escrow Fund at the Closing, then Buyer and Seller shall jointly instruct the Escrow Agent – Punch List Escrow Fund to release to Buyer from the Punch List Escrow Fund the Retainage to be paid to all Contractors as final payment for final completion of the Work.

(i)Notwithstanding anything set forth in this Agreement to the contrary, if: (i) the Construction Completion and Certification Date shall not have occurred by the Grain Bin Damage Date; and (ii) the closing conditions set forth in Sections 8.1, 8.2(f), 8.2(g), 8.2(h), 8.2(l) and 8.3 (the “Required Conditions”) have been satisfied or, with respect to the closing condition set forth

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in Section 8.2(l), waived by Buyer, then the Seller Parties shall pay to Buyer, as liquidated damages, $7,500 per day (the “Delay Damages”) for each day following the Grain Bin Damage Date until the Construction Completion and Certification Date occurs, commencing on the day following the Grain Bin Damage Date; provided, that, for the avoidance of doubt, (A) if any of the Required Conditions are not satisfied as of the Grain Bin Damage Date, then the Delay Damages shall not begin to accrue until the date that all such Required Conditions are satisfied and (B) in no event shall Buyer be entitled to any Delay Damages unless and until the Closing actually occurs, in which case any such Delay Damages accrued through the Closing Date shall be deducted from the Closing Payment in accordance with Section 3.3(a), in full and final settlement thereof.

(j)The Parties acknowledge and agree that because of the unique nature of the Construction and the unavailability of adequate substitutes, it is difficult or impossible to determine with precision the amount of consequential, lost opportunity or other damages that would or might be incurred by Buyer as a result of failure of the Construction Completion and Certification Date to occur on or prior to the Grain Bin Damage Date. It is understood and agreed by the Parties that (i) Buyer shall be disadvantaged by failure of the Seller Parties to meet such obligations, (ii) it would be impracticable or extremely difficult to quantify the amount of opportunity lost to Buyer’s disadvantage resulting therefrom, (iii) any sums which would be payable under Section 7.17(i) are in the nature of liquidated damages in lieu of recovery of consequential damages related to such failure, are fair and reasonable and do not constitute any other penalties or damages of any kind or nature, (iv) such payments represent a reasonable estimate of damages that would be suffered by Buyer, and (v) recovery of the Delay Damages, if any, at the Closing in accordance with the terms and conditions hereof, shall be the sole and exclusive remedy of Buyer and its Affiliates for any matters arising out of or relating to the Seller Parties’ failure to achieve the Construction Completion and Certification Date on or prior to the Grain Bin Damage Date.

7.18.Industry Track Agreement

.  During the Interim Period but in any event prior to the Closing Date, the Parties shall work together in good faith to obtain, as promptly as practicable following the execution and delivery of this Agreement, an Industry Track Agreement with BNSF Railroad for the Aberdeen Plant, in form and substance reasonably satisfactory to Buyer (the “ITA Agreement”), which ITA Agreement shall either be in the name of Buyer or be assignable to Buyer on its terms at Closing.

7.19.Buyer Subsidiaries

.  No less than ten (10) Business Days prior to the Closing, Buyer may (a) designate one (1) or more of its or its sole member’s wholly-owned subsidiaries, which subsidiaries shall in any case be Affiliates of Buyer (the “Buyer Subsidiaries”), to receive the Purchased Assets and assume the Assumed Liabilities, and (b) deliver to Seller a schedule to be attached hereto as Schedule 7.19 reflecting the allocation of the Purchased Assets and the Assumed Liabilities among the Buyer Subsidiaries.  The Bills of Sale, Assignments of Intellectual Property and Assignments of Leases and Licenses shall reflect the allocation set forth in Schedule 7.19.  At the Closing, all rights and obligations of Buyer hereunder shall be assigned to and assumed by the designated Buyer Subsidiaries (it being understood that, notwithstanding anything contained in this Agreement to the contrary, (i) no such assignment and assumption shall relieve Buyer of any obligations arising out of or relating to this Agreement or the transactions contemplated hereby and (ii) the Buyer Subsidiaries shall be jointly and severally responsible for all of Buyer’s obligations arising out of or relating to this Agreement or the transactions contemplated hereby

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(including, for the avoidance of doubt, (A) with respect to Buyer’s obligations under Article X of this Agreement and (B) from and after the Specified Date, as defined below).

Article VIII
CONDITIONS PRECEDENT

8.1.Conditions to Each Party’s Obligations

.  The respective obligation of each Party to consummate the transactions contemplated hereby is subject to the satisfaction or (to the extent permitted by Legal Requirement) waiver at or prior to the Closing of the following conditions:

(a)Member Approval.  The Member Approval shall have been obtained.

(b)No Restraints. No temporary restraining order, preliminary or permanent injunction or Order issued by any court of competent jurisdiction or Legal Requirement (collectively, “Restraints”) shall be in effect and no Litigation shall be pending that would result in an Order, in each case that would (i) restrain, enjoin or otherwise prevent or prohibit the consummation of the transactions contemplated hereby or (ii) cause any such transactions to be rescinded following consummation.

8.2.Conditions to Buyer’s Obligations

.  The obligations of Buyer to consummate the transactions contemplated hereby are further subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a)Accuracy of Representations and Warranties.  Each of the representations and warranties of the Seller Parties contained in Article IV of this Agreement shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date, except that (i) to the extent that the accuracy of any such representations and warranties by their terms speak expressly as of a specific date, the accuracy of such representations and warranties will be determined as of such date, and (ii) the accuracy of representations and warranties that are qualified by, or subject to an exception for, materiality, Material Adverse Effect or similar qualification, shall be true and correct in all respects; provided, however, that the representations contained in Section 4.1 (“Organization, Power and Authorization”) shall be true and correct in all respects (other than de minimis inaccuracies) as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties expressly speak as of a specific date, in which case as of such date.

(b)Performance of the Obligations of the Seller Parties. The Seller Parties shall have performed and complied in all material respects with each of their obligations required to be performed or complied with by the Seller Parties under this Agreement.

(c)Officer’s Certificate. The Seller Parties shall have delivered to Buyer a certificate executed on behalf of the Seller Parties by the chief executive officer or the chief financial officer of the Seller Parties certifying that the conditions set forth in Section 8.2(a) and Section 8.2(b) above have been satisfied.

(d)No Material Adverse Effect.  There shall not have occurred any Material Adverse Effect.

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(e)Release of Liens.  All Liens on the Purchased Assets shall have been released (other than Permitted Liens and Liens released pursuant to the Payoff Letters), and Seller shall have delivered to Buyer evidence, in form and substance reasonably satisfactory to Buyer, of such release.

(f)Alcohol Fuel Permit.  The Alcohol Fuel Permit from the TTB shall have been obtained by Buyer.

(g)RIN Permit.  The RIN Permit shall have been obtained by Buyer.

(h)Other Governmental Approvals and Permits.  Buyer shall have obtained the Required Governmental Approvals and all other Permits listed on Schedule 8.2(h).

(i)Real Estate Lease Estoppels and Consents.  Seller shall have delivered to Buyer consents and estoppel certificates from the landlords, licensors or other third parties, as applicable, under the leases and licenses included in the Leased and Licensed Real Property, respectively, in form and substance reasonably acceptable to Buyer.

(j)Other Third Party Consents:  Seller shall have delivered to Buyer the third party consents listed on Schedule 8.2(j), in form and substance reasonably satisfactory to Buyer.

(k)Terminated Agreements.  Seller shall have terminated or provided timely notice of termination of the Contracts set forth on Schedule 8.2(k) such that all such Contracts will terminate in accordance with their terms not more than ninety (90) days following the Closing Date.

(l)ITA Agreement.  The ITA Agreement shall have been executed and delivered.

(m)Construction Completion and Certification Date.  The Construction Completion and Certification Date shall have occurred.

(n)Seller Party Closing Deliverables.  The Seller Parties shall have delivered to Buyer each of the other documents required by Section 3.7.

8.3.Conditions to Seller Parties’ Obligations

.  The obligations of the Seller Parties to consummate the transactions contemplated hereby are further subject to the satisfaction or (to the extent permitted by Legal Requirement) waiver at or prior to the Closing of the following conditions:

(a)Accuracy of Representations and Warranties.  Each of the representations and warranties of Buyer contained in Article V shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date, except that (i) to the extent that the accuracy of any such representations and warranties by their terms speak expressly as of a specific date, the accuracy of such representations and warranties will be determined as of such date and (ii) the accuracy of representations and warranties that are qualified by, or subject to an exception for, materiality or similar qualification, shall be true and correct in all respects; provided, however, that the representations contained in Section 5.1 (“Organization, Standing and Power”) and Section 5.2 (“Authority”) shall be true and correct in all respects (other than de minimis inaccuracies) in each case as of the Closing Date as though made on and as of the Closing Date,

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except to the extent such representations and warranties expressly speak as of a specific date, in which case as of such date.

(b)Performance of the Obligations of Buyer. Buyer shall have performed and complied in all material respects with each of its obligations required to be performed or complied with by Buyer under this Agreement.

(c)Officer’s Certificate. Buyer shall have delivered to the Seller Parties a certificate executed on behalf of Buyer by an officer of Buyer certifying that the conditions set forth in Section 8.3(a) and Section 8.3(b) above have been satisfied.

(d)Fairness Opinion.  The Fairness Opinion shall remain in full force and effect and shall not have been amended or rescinded.

(e)Buyer Closing Deliverables.  Buyer shall have delivered to the Seller Parties each of the documents and other deliverables required by Section 3.8.

8.4.Frustration of Closing Conditions

.  Buyer may not rely on the failure of any condition set forth in Section 8.1 or Section 8.2 to be satisfied if such failure was principally caused by the failure of Buyer to perform any of its obligations under this Agreement. The Seller Parties may not rely on the failure of any condition set forth in Section 8.1 or Section 8.3 to be satisfied if such failure was principally caused by their failure to perform any of their obligations under this Agreement.

Article IX
TERMINATION

9.1.Termination

.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Member Approval (except as otherwise provided below in this Section 9.1):

(a)by mutual written consent of Buyer and Parent;

(b)by either of Parent or Buyer:

i)if the Closing shall not have been consummated on or before December 31, 2019 (the “Outside Date”); provided, however, that (A) the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any Party if the failure of such Party to perform any of its obligations under this Agreement has been a principal cause of the failure of the Closing to be consummated on or before such date and (B) for the avoidance of doubt, nothing contained in the foregoing clause (A) in the proviso in this Section 9.1(b)i) shall prevent Parent from being able to terminate this Agreement pursuant to this Section 9.1(b)i) as a result of failing to achieve the Construction Completion and Certification Date prior to (1) the Grain Bin Damage Date or (2) the Outside Date, so long as the Seller Parties have complied in all material respects with their obligations under Section 7.3(a) of this Agreement (it being understood that the Seller Parties’ ability to achieve the Construction Completion and Certification Date is subject to factors outside the Seller Parties’ control);

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ii)if any Restraint that shall be in effect enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby shall have become final and nonappealable; or

iii)if a Members’ Meeting is duly convened and the Member Approval is not obtained by reason of the failure to obtain the required vote upon a final vote taken at the Members’ Meeting (or at any adjournment or postponement thereof at which such vote was taken).

(c)by Buyer, if there shall be any breach or inaccuracy in any of the Seller Parties’ representations or warranties set forth in this Agreement or the Seller Parties have failed to perform any of their covenants or agreements set forth in this Agreement, which inaccuracy, breach or failure to perform (i) would give rise to the failure of any condition set forth in Section 8.2(a) or Section 8.2(b), and (ii) (A) is not capable of being cured prior to the Outside Date or (B) is not cured within the earlier of (1) thirty (30) Business Days following Buyer’s delivery of written notice to the Seller Parties of such breach and (2) the Outside Date; provided that Buyer shall not have the right to terminate this Agreement pursuant to this Section 9.1(c) if there shall then be any material breach or inaccuracy in any of Buyer’s representations, warranties, covenants or agreements hereunder;

(d)by the Seller Parties, if there shall be any breach or inaccuracy in any of Buyer’s representations or warranties set forth in this Agreement or Buyer has failed to perform any of its covenants or agreements set forth in this Agreement, which inaccuracy, breach or failure to perform (i) would give rise to the failure of the conditions set forth in Section 8.3(a) or Section 8.3(b), and (ii) (A) is not capable of being cured prior to the Outside Date or (B) is not cured within the earlier of (1) thirty days following the Seller Parties’ delivery of written notice to Buyer of such breach and (2) the Outside Date; provided that the Seller Parties shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if there shall then be any material breach or inaccuracy in any of the Seller Parties’ representations, warranties, covenants or agreements hereunder;

(e)by Buyer, if there shall have been an Adverse Recommendation Change; provided that Buyer’s right to terminate this Agreement pursuant to this Section 9.1(e) shall expire on the tenth (10th) Business Day following the date on which such right to terminate first arose; provided, further, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 9.1(e) if the Member Approval shall have been obtained; or

(f)by the Seller Parties, in accordance with and subject to the conditions of Section 6.2(g) in order to accept a Superior Proposal that did not result from a breach of Section 6.2; provided, however, that the Seller Parties shall not have any right to terminate this Agreement pursuant to this Section 9.1(f) unless one or both of the Seller Parties (1) substantially concurrently with such termination enter into a definitive Acquisition Agreement that documents the terms and conditions of such Superior Proposal and (2) delivers the Seller Termination Fee to Buyer pursuant to Section 9.3; provided, further, that the Seller Parties shall not have the right to terminate this Agreement pursuant to this Section 9.1(f) if the Member Approval shall have been obtained.

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Any proper termination of this Agreement pursuant to this Section 9.1 shall be effective immediately upon the delivery of written notice of the terminating Party to the other Parties.

9.2.Effect of Termination

.  In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, without any Liability or obligation on the part of Buyer or the Seller Parties, other than the Confidentiality Agreement, the penultimate sentence of Section 7.2 (“Access”), this Section 9.2 (“Effect of Termination”) Section 9.3 (“Termination Fee”) and Article XI (“Miscellaneous”) each of which shall survive such termination; provided, however, that subject to the limitations set forth in Section 11.9 (“Specific Performance”) and Section 11.10 (“Non-Recourse”), nothing herein shall relieve any Party from Liability for any intentional and material breach by such Party of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.

9.3.Termination Fee

.

(a)If this Agreement is terminated by Buyer pursuant to Section 9.1(e), then the Seller Parties shall pay to Buyer (or its designee) the Seller Termination Fee by wire transfer of same-day funds within two Business Days following the date of such termination of this Agreement, in consideration for the disposition of Buyer’s rights under this Agreement.

(b)If this Agreement is terminated by the Seller Parties pursuant to Section 9.1(f), then the Seller Parties shall pay to Buyer (or its designee) the Seller Termination Fee by wire transfer of same-day funds, concurrently with, and as a condition to the effectiveness of, such termination of this Agreement, in consideration for the disposition of Buyer’s rights under this Agreement.

9.4.Amendment; Waiver

.  No amendment, modification or waiver of this Agreement will be effective unless made in writing and signed by the Parties hereto; provided, however, that after the Member Approval has been obtained, no amendment that by Legal Requirement requires further approval by the Members shall be effective without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Article X
INDEMNIFICATION

10.1.Survival

.

(a)The representations and warranties of the Parties hereto contained in or made pursuant to this Agreement shall survive the Closing and continue in full force and effect until the eighteen (18) month anniversary of the Closing Date; provided, however, that (i) the Fundamental Representations shall survive the Closing and continue in full force and effect indefinitely or until the latest date permitted by Legal Requirement and (ii) the representations and warranties in Section 4.8 (“Tax Matters”) and Section 4.9 (“Environmental Matters”) shall survive until the expiration of the applicable statute of limitations period plus sixty (60) days.

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(b)The covenants and agreements of the Parties hereto contained in or made pursuant to this Agreement shall survive the Closing and continue in full force and effect indefinitely or for the shorter period of time explicitly specified therein, except that for such covenants and agreements that survive for a shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by Legal Requirement.

(c)Notwithstanding anything set forth herein to the contrary, Buyer’s indemnification obligations under Section 10.3 of this Agreement shall terminate on the eighteen (18)-month anniversary of the Closing Date (the “Specified Date”); provided, however that, for the avoidance of doubt, (i) this Section 10.1(c) shall not apply to the Buyer Subsidiaries upon assumption of the obligations under this Article X by the Buyer Subsidiaries in accordance with Section 7.19 and pursuant to the Joinder Agreements (it being understood, for the avoidance of doubt, that the Buyer Subsidiaries shall continue to be jointly and severally responsible for all of Buyer’s indemnification obligations under this Agreement from and after the Specified Date just as though Buyer’s indemnification obligations under this Agreement had not terminated) and (ii) with respect to any indemnification claim made against Buyer by any of the Seller Parties prior to the Specified Date, Buyer’s indemnification obligations under this Agreement shall survive solely as to such claim until such claim has been finally resolved.

(d)Except in the case of Fraud or intentional misrepresentation, neither any of the Seller Parties nor Buyer shall have any Liability whatsoever with respect to any representation, warranty, covenant or agreement contained herein unless a claim is made hereunder prior to the expiration of the survival period for such representation, warranty, covenant or agreement, as the case may be, in which case such representation, warranty, covenant or agreement, as applicable, shall survive solely as to such claim until such claim has been finally resolved.

10.2.Indemnification by Seller Parties

.  Subject to the terms, conditions and limitations of this Article X, the Seller Parties shall, jointly and severally, indemnify, defend and hold harmless the Buyer Indemnified Parties from and against, and reimburse the Buyer Indemnified Parties for, any and all Damages incurred or suffered by any of the Buyer Indemnified Parties arising out of, relating to or resulting from:

(a)any breach of any representation or warranty made by any Seller Party (A) in Article IV of this Agreement (whether such breach is measured as of the date of this Agreement or as of the Closing Date, as though made at and as of the Closing Date), or (B) in any other Transaction Documents (which shall expressly exclude, for the avoidance of doubt, the Voting Agreement and the Non-Solicitation Agreement) (“Seller Warranty Breaches”);

(b)any breach of any covenant or agreement of any Seller Party contained in this Agreement or the other Transaction Documents (other than the Voting Agreement or Non-Solicitation Agreement); or

(c)any of the Excluded Liabilities.

10.3.Indemnification by Buyer

.  Subject to the provisions of this Article X, Buyer and each of the Buyer Subsidiaries shall, jointly and severally, indemnify, defend and hold harmless the Seller Indemnified Parties from and against, and reimburse the Seller Indemnified Parties for,

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any and all Damages incurred or suffered by any of the Seller Indemnified Parties arising out of, relating to or resulting from:

(a)any breach of or inaccuracy in any representation or warranty of Buyer (A) contained in Article V of this Agreement (whether such breach or inaccuracy is measured as of the date of this Agreement or as of the Closing Date, as though made at and as of the Closing Date), or (B) in any other Transaction Document (“Buyer Warranty Breaches”);

(b)any breach of or failure to timely perform any covenant or agreement of Buyer contained in or made pursuant to this Agreement or the other Transaction Documents; or

(c)any Assumed Liabilities.

10.4.Indemnification Procedures

.

(a)Third Party Claims.

i)In order for a Buyer Indemnified Party or a Seller Indemnified Party (as applicable, the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving any Litigation by any Person who is not a party to this Agreement against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver written notice thereof to the party against whom indemnity is sought (the “Indemnifying Party”) with reasonable promptness after receipt by such Indemnified Party of notice of the Third Party Claim and shall provide the Indemnifying Party with (i) reasonable detail regarding the Third Party Claim (based on the information them available to the Indemnified Party) and (ii) such other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article X except to the extent that the Indemnifying Party is actually prejudiced by such failure (it being understood and agreed, however, for the avoidance of doubt, that notices for indemnification claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 10.1 for such representation, warranty, covenant or agreement).

ii)If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party against any and all Damages that may result from a Third Party Claim pursuant to the terms of this Agreement (but subject to the limitations contained in this Agreement), the Indemnifying Party shall have the right, upon written notice to the Indemnified Party within 30 days of receipt of written notice from the Indemnified Party of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party so long as (i) the Third Party Claim does not involve Environmental Laws; (ii) the Third Party Claim involves only money Damages and does not seek an injunction or other equitable relief; (iii) the Indemnified Party has not determined in good faith (based on its legal counsel’s written advice) that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in

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connection with the defense of such Third Party Claim; and (iv) the Indemnifying Party diligently defends the Third Party Claim.

iii)If the Indemnifying Party does not expressly elect to assume the defense of such Third Party Claim within the time period and otherwise in accordance with the Section 10.4(a)ii) or if any of the other conditions set forth in Section 10.4(a)ii) are not satisfied, then the Indemnified Party shall have the sole right (subject to the terms and conditions of this Agreement) to assume the defense of and to settle such Third Party Claim with counsel of its choice reasonably acceptable to the Indemnifying Party (and at the Indemnifying Party’s cost and expense).  If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment of such counsel shall have been specifically authorized in writing by the Indemnifying Party (and such writing makes clear on its face that the Indemnifying Party is agreeing to be responsible for such counsel’s fees and expenses), or (ii) the named parties to the Third Party Claim (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party reasonably determines, after consultation with its outside counsel, that representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Indemnified Party would be reasonably likely to present such counsel with a conflict of interest.

iv)If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim if such settlement, compromise or judgment (i) involves a finding or admission of wrongdoing, (ii) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all Liability in respect of such Third Party Claim, (iii) imposes equitable remedies or any obligation on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be indemnified hereunder (subject to the limitations contained in this Agreement); (iv) places restrictions or conditions on the operation of the business of the Indemnified Party, or (v) involves any finding or admission of criminal Liability or violation of any Legal Requirement.

v)If the Indemnified Party is controlling the defense of any Third Party Claim, the Indemnified Party shall not, without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed), enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim.  Notwithstanding the foregoing, the Indemnified Party shall have the right to settle or compromise any Third Party Claim without the consent of the Indemnifying Party, it being understood that in such event the Indemnified Party shall waive all rights against the Indemnifying Party to indemnification under this Article X with respect to such Third Party Claim unless the Indemnifying Party’s consent is unreasonably withheld, conditioned or delayed.

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vi)From and after delivery of a claim notice of a Third Party Claim, except to the extent it would cause a waiver of any applicable legal privilege, the Indemnifying Party and the Indemnified Party shall, and shall cause their respective Affiliates and Representatives to, cooperate with the defense or prosecution thereof, including furnishing such books and records, information and testimony and attending such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnifying Party or the Indemnified Party in connection therewith.  In connection with any Third Party Claim, the Indemnifying Party and the Indemnified Party shall use commercially reasonable efforts to avoid production of confidential information to the extent permitted by applicable Legal Requirements and to cause all communications among employees, counsel and other third parties representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.  The party controlling the defense of any Third Party Claim shall keep the non-controlling party advised of the status thereof and shall consider in good faith any recommendations made by the non-controlling party with respect thereto.

(b)Direct Claims.  In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver written notice of such claim with reasonable promptness to the Indemnifying Party describing in reasonable detail (based on information then available to the Indemnified Party) the basis for such claim and the Indemnified Party’s good faith estimate of the amount of Damages (if reasonably determinable) claimed by the Indemnified Party in respect thereof (the “Claimed Amount”).  The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article X except to the extent that the Indemnifying Party is actually prejudiced by such failure.  Within thirty (30) days after delivery of such notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall (a) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case such response shall be accompanied by a payment by the Indemnifying Party of the Claimed Amount), (b) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”) (in which case such response shall be accompanied by payment to the Indemnified Party of the Agreed Amount) or (c) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount.  If the Indemnifying Party timely disputes the payment of all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall negotiate in good faith to resolve such dispute as promptly as practicable.  If such dispute is not resolved within thirty (30) days following the Indemnifying Party’s delivery of such response, the Indemnified Party and the Indemnifying Party shall each have the right to submit such dispute for resolution to a court for arbitration pursuant to Section 11.8.

10.5.Limitations on Indemnification

.

(a)Notwithstanding anything to the contrary contained in this Agreement, with respect to any claim against the Seller Parties for Seller Warranty Breaches pursuant to Section 10.2(a):  (i) the Seller Parties shall not be liable for any Damages with respect thereto (other than with respect to breaches of the representations and warranties of the Seller Parties contained in Section 4.24 of this Agreement) unless and until the aggregate amount of indemnifiable Damages which may be recovered from the Seller Parties equals or exceeds $375,000 (the “Basket”), in which case

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the Seller Parties shall be liable for the full amount of such Damages; and (ii) the maximum aggregate amount of indemnifiable Damages which may be recovered by the Buyer Indemnified Parties arising out of or relating to any Seller Warranty Breaches, shall not exceed an amount equal to $7,500,000 (the “Cap”); provided, that the foregoing clauses (i) and (ii) in this Section 10.5(a) shall not apply to Damages relating to (A) Fraud by the Seller Parties or (B) any breach of any of the Seller Parties’ Fundamental Representations; and provided, further, that the foregoing clause (i) shall not apply to Damages relating to a breach of or failure of Seller Parties covenants in Section 7.17, including but not limited to the payment of Delay Damages.

(b)Notwithstanding anything to the contrary contained in this Agreement, with respect to any claim against Buyer for Buyer Warranty Breaches pursuant to Section 10.3(a):  (i) Buyer shall not be liable for any Damages with respect thereto unless and until the aggregate amount of indemnifiable Damages which may be recovered from Buyer equals or exceeds the Basket, in which case Buyer shall be liable for the full amount of such Damages; and (ii) the maximum aggregate amount of indemnifiable Damages which may be recovered by the Seller Indemnified Parties arising out of or relating to any Buyer Warranty Breaches, shall not exceed an amount equal to the Cap; provided, that the foregoing clauses (i) and (ii) in this Section 10.5(b) shall not apply to Damages relating to (A) Fraud or intentional misrepresentation by the Buyer or (B) any breach of any of the Buyer’s Fundamental Representations.

(c)Notwithstanding anything to the contrary contained in this Agreement, the Parties acknowledge and agree that (i) the maximum aggregate Liability of the Seller Parties (considered as a whole for these purposes) for all indemnification obligations under this Agreement shall not under any circumstances exceed a maximum aggregate amount equal to the Purchase Price and (ii) the maximum aggregate Liability of Buyer for all indemnification obligations under this Agreement shall not under any circumstances exceed a maximum aggregate amount equal to the Purchase Price; provided, that the foregoing clauses (i) and (ii) shall not apply to Damages relating to Fraud or intentional misrepresentation by the Seller Parties or the Buyer, as applicable.

(d)[Intentionally omitted]

(e)The amount of any Damages for indemnification hereunder shall be calculated net of any amounts actually recovered by the Indemnified Party for such Damages under any applicable insurance policies or from any third party alleged to be responsible therefor (including, for the avoidance of doubt, to the extent relating to the Construction, the Contractors) (the “Collateral Sources”), net of any costs and expenses incurred by the applicable Indemnified Party with respect to such recovery (collectively, the “Recovery Costs”).  If the Indemnified Party receives any amounts from any Collateral Source for any Damages after receiving an indemnification payment from the Indemnifying Party in respect of such Damages, then the Indemnified Party shall promptly reimburse the Indemnifying Party for any such indemnification payment up to the amount actually received by the Indemnified Party from such Collateral Source, less the Recovery Costs.

(f)Solely for purposes of calculating the amount of any Damages resulting from a breach of any representation or warranty of this Agreement and for purposes of determining whether any such breach has occurred under this Article X, all limitations and qualifications relating to “materiality” or “Material Adverse Effect” contained in any representation or warranty

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of this Agreement (other than Section 4.5(a)) or in any certificate or other instrument delivered pursuant hereto or in connection herewith shall be disregarded.

(g)Subject to the other limitations set forth in this Article X, in the event that any Buyer Indemnified Party has a claim for indemnification against the Seller Parties for Damages under this Article X, the Buyer Indemnified Party shall recover the amount of such Damages (i) first from the Indemnity Escrow Fund and (ii) to the extent (A) the amount of Damages exceeds the value of the then-remaining Indemnity Escrow Fund and (B) Buyer is otherwise permitted, in accordance with the terms and conditions of this Agreement, to make an indemnification claim for amounts in excess of then-remaining balance of the Indemnity Escrow Fund, then, from the Seller Parties directly, jointly and severally.  Further, in the event that any Buyer Indemnified Party has a claim for indemnification against the Seller Parties for Damages under Section 4.24 or Section 7.17 (or as an Excluded Liability relating to the substance of Section 4.24 or Section 7.17) the Buyer Indemnified Party shall use commercially reasonable efforts to recover the amount of such Damages (i) first from the Contractor whose breach of warranty gave rise to the Damages, (ii) second from the Indemnity Escrow Fund and (iii) to the extent the amount of Damages exceeds the value of the then remaining Indemnity Escrow Fund, then, from the Seller Parties directly, jointly and severally.

(h)Each Indemnified Party shall use commercially reasonable efforts to mitigate any Damages for which such Indemnified Party seeks indemnification under this Article X, it being understood that any reasonable out-of-pocket costs and expenses incurred by such Indemnified Party in connection with such mitigation shall constitute Damages that may be recovered hereunder.

(i)Any Damages for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such Damages constituting a breach of more than one representation, warranty, covenant or agreement contained in this Agreement.

(j)The Buyer Indemnified Parties will not have the right to indemnification under this Agreement for any Damages to the extent such Damages are based on Taxes: (i) for taxable periods beginning on or after the Closing Date, or (ii) resulting from transactions or actions taken by Buyer on or after the Closing Date.

(k)The Parties acknowledge and agree that under no circumstances shall the Seller Parties or any of their respective Affiliates (other than, for the avoidance of doubt, THL) have any liability or obligation arising out of or relating to the Voting Agreement or the Non-Solicitation Agreement.

10.6.Tax Treatment of Indemnification Payments

.  All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for all income Tax purposes, unless otherwise required by Legal Requirement.

10.7.Exclusive Remedy

.  Subject to Section 11.9, (other than (a) claims arising from Fraud or intentional misrepresentation on the part of a Party hereto in connection with the transactions contemplated by this Agreement, (b) other remedies expressly provided in this

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Agreement or (c) remedies as may be available to any Party under applicable Legal Requirement in the event of any Indemnifying Party’s failure to comply with its indemnification obligations hereunder) (i) the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein, in any other Transaction Document (other than the Voting Agreement or the Non-Solicitation Agreement) or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article X and (b) each Party hereby waives, to the fullest extent permitted under Legal Requirement, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto or any of their respective Affiliates or Representatives arising under or based upon any Legal Requirement, except pursuant to the indemnification provisions set forth in this Article X. Nothing in this Section 10.7 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 11.9.

10.8.Claims Unaffected by Investigation

.  The right of an Indemnified Party to indemnification or to assert or recover on any claim shall not be affected by any investigation conducted with respect to, or any information received or knowledge acquired (or capable of being received or acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy of or compliance with any of the representations, warranties, covenants or agreements set forth in this Agreement.

10.9.Indemnity Escrow Release

.  As promptly as practicable (but in no event later than five (5) Business Days) after the eighteen (18)-month-month anniversary of the Closing Date (the “Release Date”), Buyer and Seller shall jointly instruct the Escrow Agent in writing to pay to Seller an amount equal to (i) any then remaining portion of the Indemnity Escrow Fund minus (ii) the aggregate amount of any then unresolved indemnification claims against the Seller Parties pursuant to the terms of this Agreement (“Pending Claims”).  If any claim made by any Buyer Indemnified Party under this Article X is still pending as of the Release Date, the Escrow Agent, pursuant to the terms of the Escrow Agreement, will retain a portion of the Indemnity Escrow Fund in an amount equal to the Damages identified in any unresolved notice delivered pursuant to this Agreement and the Escrow Agreement until such claim has been satisfied or otherwise resolved, at which point, Buyer and Seller shall jointly instruct the Escrow Agent in writing to pay to Seller (or its designee) any remaining balance in the Indemnity Escrow Fund not used to satisfy the indemnification rights of the Buyer Indemnified Parties under this Article X.

Article XI
MISCELLANEOUS

11.1.Expenses

.  Except as otherwise expressly provided herein, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the transactions contemplated by this Agreement are consummated.

11.2.Notices

.  All notices, requests and other communications to any Party hereunder: (i) shall be in writing signed by or on behalf of the Party making the same; (ii) shall be deemed given (1) if delivered personally, when delivered, (2) if sent from within the United States by

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registered or certified mail, postage prepaid, return receipt requested, on the third Business Day after mailing, or (3) if sent by messenger or reputable overnight courier service, when received; and (iii) shall be addressed to each party at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.2):

If to any Seller Party, to:

Advanced BioEnergy, LLC
8000 Norman Center Drive
Suite 610
Bloomington, MN 55437

with a copy to:

Ballard Spahr LLP
2000 IDS Center
80 South Eighth Street
Minneapolis, MN 55402
Attention: Thomas G. Lovett, IV Chad A. Stewart

If to Buyer or Buyer Subsidiary, to:

Glacial Lakes Energy, LLC 301 20th Avenue P.O. Box 1323
Watertown, South Dakota 57201
Attention: James A. Seurer

with a copy to:

Dorsey & Whitney LLP 50 South Sixth Street Suite 1500
Minneapolis, MN 55402 Attention: Michael Weaver

11.3.Entire Agreement

.  This Agreement (including the exhibits and schedules referred to herein), together with the Confidentiality Agreement and the other Transaction Documents, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement and the Confidentiality Agreement.

11.4.No Third-Party Beneficiaries

.  Except for the provisions of Article X, and Section 11.5, neither this Agreement nor any other agreement contemplated hereby are intended to or shall confer upon any Person other than the Parties hereto and thereto any legal or equitable rights or remedies. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.4 without notice or liability to any other Person. The representations and warranties in this

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Agreement may represent an allocation among the Parties of risks associated with particular matters.

11.5.Assignment

.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties, and any assignment without such consent shall be null and void; provided, however, that (a) Buyer may assign any or all of its rights, interests and obligations hereunder:  (i) to one or more of its Affiliates; and (ii) for collateral security purposes to any lender providing financing to Buyer or any of its Affiliates and any such lender may exercise all of the rights and remedies of Buyer hereunder and (b) the Seller Parties may assign any or all of their rights, interests and obligations hereunder to a liquidating trust in connection with the Seller Parties’ wind down following the Closing. No assignment by any Party shall relieve such Party of any of its obligations hereunder or require any other Party hereunder to resort to any such assignee or transferee prior to seeking any remedies against the assigning or transferring Party under or pursuant to this Agreement. Subject to the immediately preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

11.6.Governing Law

.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

11.7.Jurisdiction; Service of Process

.  Each of the Parties hereto irrevocably and unconditionally: (a) agrees that any action, suit or proceeding arising out of or related to this Agreement or the transactions contemplated hereby, whether based in contract, tort or any other legal theory, shall be brought exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, in the United States District Court for the District of Delaware and the appropriate appellate courts therefrom); (b) consents and submits to the exclusive personal jurisdiction and venue of such courts in any such action, suit or proceeding; (c) waives, to the fullest extent permitted by law, and agrees not to assert, any claim, defense or objection to the venue of such courts (whether on the basis of forum non conveniens or otherwise); (d) agrees that it will not attempt the removal or transfer of any such action, suit or proceeding to any other court, whether state or federal courts of the United States or the courts of any other country; and (e) consents to service of process on such party in the manner provided in Section 11.2 (provided that nothing in this Section 11.7(e) shall affect the right of any party to serve legal process in any other manner permitted by Legal Requirement).

11.8.Waiver of Jury Trial

.  Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in any Litigation directly or indirectly based upon, relating to arising out of this Agreement or any transaction or agreement contemplated hereby or the negotiation, execution or performance hereof or thereof. Each Party certifies and acknowledges that (a) no Representative of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of Litigation, seek to enforce the foregoing waiver, (b) each Party understands and has considered the implication of this waiver, (c) each Party makes this waiver voluntarily and (d) each

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Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this section.

11.9.Specific Performance

.  The Parties acknowledge and agree that, subject to the provisions of this Section 11.9, irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor and therefore fully intend for specific performance to be an available remedy for breaches of this Agreement. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Section 9.1, each Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 11.7, without proof of actual damages, this being in addition to any other remedy to which they are entitled at law or in equity.

11.10.Non-Recourse

.  Each Party agrees, on behalf of itself and its Affiliates and Representatives, that all proceedings, claims, obligations, liabilities or causes of action (whether in Contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate to: (a) this Agreement or any other agreement referenced herein or the transactions contemplated hereunder, (b) the negotiation, execution or performance of this Agreement or any other agreement referenced herein (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or such other agreement), (c) any breach or violation of this Agreement or any other agreement referenced herein and (d) any failure of the transactions contemplated hereunder or any other agreement referenced herein to be consummated, in each case, may be made only against (and are those solely of) the Persons that are expressly identified herein as a Party to this Agreement and, in accordance with, and subject to the terms and conditions of this Agreement.  In furtherance and not in limitation of the foregoing, and notwithstanding anything contained in this Agreement or any other agreement referenced herein or otherwise to the contrary, each Party covenants, agrees and acknowledges, on behalf of itself and any other Person claiming by or through it, that (other than with respect to the Buyer Subsidiaries) no recourse under this Agreement or any other agreement referenced herein or in connection with any transactions contemplated hereby shall be sought or had against any Person not a Party (other than the Buyer Subsidiaries) and no other Person (other than the Buyer Subsidiaries) shall have any liabilities or obligations (whether in Contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related to the items in the immediately preceding clauses (a) through (d), it being expressly agreed and acknowledged that no personal liability or losses whatsoever shall attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related to the items in the immediately preceding clauses (a) through (d), in each case, except for claims that any Party may assert against another Party solely in accordance with, and pursuant to the terms and conditions of, this Agreement. Notwithstanding the foregoing or anything else to the contrary, nothing in this Agreement shall limit any rights, remedies or recourse that any Party may have with respect to Fraud.

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11.11.Severability

.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by Legal Requirement in a mutually acceptable manner.

11.12.Counterparts; Facsimile and Electronic Signatures

.  This Agreement and each other agreement or instrument referenced herein or delivered in connection with the transactions may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed (whether signed manually, electronically or by any other valid method) by each of the Parties and delivered to the other Parties. Receipt of a Party’s executed signature page to any such agreement or instrument by facsimile, email or other electronic transmission with permission to release such signature page shall constitute effective execution and delivery thereof by such Party.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the date first written above.

BUYER:	GLACIAL LAKES ENERGY, LLC

By: /s/ James A. Seurer
Name:James A. Seurer
Title:Chief Executive Officer

SELLER:	ABE SOUTH DAKOTA, LLC

By: /s/ Richard R. Peterson
Name: Richard R. Peterson
Title:President

PARENT:	ADVANCED BIOENERGY, LLC

By:/s/ Richard R. Peterson
Name: Richard R. Peterson
Title:Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

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